Exhibit 10.100



AGREEMENT

This Agreement made and executed on this eighteenth day of September, 1993, at Makati, Metro Manila, Philippines by and between:

1.PNOC-ENERGY DEVELOPMENT CORPORATION, hereinafter referred to as PNOC-EDC, a wholly-owned subsidiary of the Philippine National Oil Company, a corporation created and organized under Presidential Decree No. 334, as amended, with principal office address at Petron Building, 7901 Makati Avenue, Makati, Metro Manila, Philippines, herein represented by its President Mr. MONICO
V. JACOB, who is duly authorized to represent it in this Agreement.

2.CE PHILIPPINES LTD., a corporation organised and existing under the laws of Bermuda and CALIFORNIA ENERGY COMPANY, INC., a corporation organised and existing under the laws of the State of Delaware, hereinafter collectively referred to as the Operator, represented herein by their President and Vice President respectively, Mr. Donald M. O'Shei, who is duly authorized to represent them in this Agreement.

WITNESSETH THAT

WHEREAS, Republic Act No. 6957 dated July 9, 1990 (BOT Law) authorized government infrastructure agencies, including PNOC-EDC, to enter into contracts with private contractors for the financing, construction, operation and maintenance of infrastructure projects;

WHEREAS, NAPOCOR and PNOC-EDC have previously executed a Memorandum of Understanding for the Development of Geothermal Power Plant in PNOC-EDC Projects, including the geothermal resources of the Greater Tongonan area of Leyte, comprising the Upper and Lower Mahiao, Sambaloran, Malitbog and Mahanagdong sectors, where PNOC-EDC holds an existing Geothermal Service Contract;

WHEREAS, NAPOCOR intends to proceed with the installation of electric power transmission links from Leyte to Cebu, Luzon and to other areas of the Philippines;

WHEREAS, NAPOCOR and PNOC-EDC intend to execute a Power Purchase
Agreement for the purchase by NAPOCOR of electric power capacity and electric energy produced by PNOC-EDC from the geothermal resources of the Greater Tongonan area of Leyte;

WHEREAS, PNOC-EDC had invited several contractors to submit proposals for the design, construction, operation and maintenance of a geothermal power plant on a build-operate-transfer (BOT) basis for the Mahanagdong portion of the said Geothermal Service Contract area, which power plant will convert PNOC-EDC's geothermal energy into electricity for sale to NAPOCOR;
WHEREAS, the Operator has submitted a proposal, which PNOC-EDC has accepted, to finance, design, construct, own and operate a geothermal electricity generating plant utilizing the geothermal resources of the Greater Tongonan area and with an installed capacity of approximately one hundred eighty (180) MW, installed on the Site, and to deliver electricity exclusively to PNOC-EDC on such terms and conditions as are set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing presents and the mutual covenants as hereinafter set forth, the Operator and PNOC-EDC have agreed as follows:


ARTICLE 1  DEFINITION OF TERMS

1.1DEFINITIONS

When used in this Agreement, the terms below shall have the following meanings:

Accession Undertaking: The accession undertaking to be executed in accordance with Subsection 18(b) and substantially in the form of Annex H.

Agreement: This Agreement, including Annexes, as may be amended from time to time.

Atmospheric Conditions: The atmospheric conditions specified in the Interface Data attached hereto as Annex I.

Authorities: The Government of the Republic of the Philippines including all its political subdivisions, agencies and instrumentalities.

Bid Bond:  The bid bond required by the Leyte A Geothermal
Project Bid Documentation for 450 MW Leyte-Luzon Project, issued on January 28, 1993, prepared by PNOC-EDC.

Billing Period: The time interval from 10:00 AM on the twenty fifth (25th) day of the current month to 10:00 AM on the twenty fifth (25th) day of the following month where the Operator shall read meters and accumulate data needed for the purpose of billing NAPOCOR Power and Steamfield Power.

Capacity Fee: The basic capacity payments per kilowatt (kW) per month for electric power nominated by the Operator, equal to the sum of (i) the Capital Cost Recovery Fee, plus (ii) the Fixed Operating Cost Recovery Fee, and plus (iii) the Service Fee Rate to reflect Return on Investments, each calculated in accordance with Subsection 8.4.1.

Commercial Operation Date: The first day of the Billing Period following the Completion Date.

Commissioning Period: The period of three months prior to the scheduled Completion Date.

Completion Date: The day upon which the Operator certifies to PNOC-EDC that the Power Plant is capable of operating in accordance with the Operating Parameters and has successfully completed testing in accordance with Article 5, or the date it is deemed completed in accordance with Section 4.9(b).

Contracted Capacity: The guaranteed capacity for each year of the Cooperation Period, as set forth in Annex E. Contracted Capacity contemplates availability for the duration of the Cooperation Period, and assumes continuous delivery and removal of Geothermal Fluids by PNOC-EDC as specified in the Geothermal Fluid Specifications. Said power shall be measured at (a) the Point of Interconnection MP1 for NAPOCOR Power and (b) the Point of Interconnection MP2 for Steamfield Power, each as indicated in Figure I-1 in Annex I.

Control:  The establishment of the electrical output of the Power
Plant through dispatching procedures including shut-down and start-up.

Cooperation Period: The period of ten (10) years of commercial operation of the Power Plant by the Operator, commencing from the Commercial Operation Date unless earlier terminated in accordance with this Agreement.

Correction Curves: The curves, set forth in Annex F, used to adjust the Power Plant performance for variation in the Geothermal Fluid Specifications and Atmospheric Conditions.

Effectivity Date: The date upon which PNOC-EDC and the Operator agree that all of the conditions precedent contained in Article 25 have been fulfilled or waived to the satisfaction of the relevant
Party.

Effective Modification: A modification to the Operator's design of the Power Plant requested by PNOC-EDC that is not solely for the purpose of correcting design errors made by the Operator in its design of the Power Plant.

Emergency: A condition of situation which NAPOCOR's sole judgement affects NAPOCOR's ability to maintain safe, adequate and continuous electrical service.

Energy Delivered: NAPOCOR Power plus Steamfield Power, expressed in kilowatt hours (kWh).

Energy Fee:  Is defined in Subsection 8.4.2.

Environmental Compliance Certificate:  The Environmental
Compliance Certificate issued by the Department of Environment and Natural Resources for the 700 MW Leyte A Geothermal Power Project, dated May 20, 1993.

Force Majeure:  Each of the events set forth in Section 13.1.

Geothermal Fluid: The geothermal steam to be supplied to the Operator by PNOC-EDC and the condensed steam to be received from the Operator by PNOC-EDC.

Geothermal Fluid Prices: The prices for steam and other geothermal fluids set forth in the Geothermal Fluid
Specifications.

Geothermal Fluid Specifications: The design point specifications for and quantities of Geothermal Fluid set forth in Annex I including, without limitation, PNOC-EDC's undertakings to remove spent geothermal fluid from the Power Plant for reinjection or other proper disposal.

Guaranteed Net Plant Steam Rate: Is the Net Plant Steam Rate for each year of the Cooperation Period, obtainable using steam supplied in accordance with the Geothermal Fluid Specifications and at the design ambient temperature as stated in Annex I and guaranteed by the Operator for the Cooperation Period, as set forth in Annex E.

Interconnection Failure: Any event, circumstances or state of facts located beyond the Power Plant side of the Points of Interconnection which curtails or eliminates the ability of NAPOCOR or PNOC-EDC to request and utilize power from the Power Plant including, without limitation, problems in interconnection or transmission equipment located beyond the Points of Interconnection described in Annex I or any dispute which might arise between PNOC-EDC and NAPOCOR (under the Power Purchase Agreement or otherwise) which did not arise from any default of the Operator under this Agreement.

Material Shortfall: A variation in the quantity or other property of the Geothermal Fluid which is such as to materially prevent the Operator from meeting its obligations under this Agreement.

NAPOCOR:  The National Power Corporation.

NAPOCOR Electric System Integrity: Operation of NAPOCOR's electric system in a manner which minimizes risks of injury to persons and/or property and enables NAPOCOR to provide adequate and reliable electric service to its customers.

NAPOCOR Power: An amount of energy (in kWh) delivered to NAPOCORon behalf of PNOC-EDC measured at the high voltage side of the transformer (MP1) at the relevant Point of Interconnection as indicated in Figure I-1 in Annex I.

Net Plant Steam Rate: Is the ratio between the steam flow into the Power Plant over a given period of time, expressed in kilograms
(kg), and that portion of NAPOCOR Power and Steamfield Power, expressed in kilowatt hours (kWh), derived from that steam flow, over the same period, the ratio expressed in kilograms per kilowatt hour (kg/kWh). Any measurement of Net Plant Steam Rate shall be corrected for variations in ambient temperature and steam quantity and other properties from the design ambient temperature as specified in the Interface Data in Annex I and the Geothermal Fluid Specifications using the Correction Curves of Annex F. During any period in which actual geothermal steam as delivered and the volume of spent fluids removed by PNOC-EDC for disposal are subject to a Material Shortfall the Operator shall be excused from any guarantee of actual Net Plant Steam Rate.

NEWCO: NEWCO means a company organized under the laws of the Republic of the Philippines, which will be a party to this Agreement by and under the terms of the Accession Undertaking.

Nominated Capacity: The capacity that the Operator guarantees in accordance with Article 6.13 for each given year of the Cooperation Period, as NAPOCOR Power and Steamfield Power under
Geothermal Fluid Specifications, terms and conditions as defined for Contracted Capacity.

Operating Parameters:  The parameters set forth in Annex B4.

Operating Representative: Individual(s) appointed by each Party and by NAPOCOR for the purpose of securing effective cooperation and interchange of information between the Parties and NAPOCOR in connection with administration and technical matters related to this Agreement and the Power Purchase Agreement.

Outage: The inability of the Operator to meet a capacity up to the Nominated Capacity when requested by NAPOCOR, provided, that no Outage shall occur if:

(a) the Operator makes available to NAPOCOR capacity adjusted per the Correction Curves at least equal to current Nominated Capacity less Steamfield Power; or

(b) geothermal fluids delivered to the Site or the volume of spent geothermal fluids removed by PNOC-EDC from the Site are subject to a Material Shortfall; or

(c)  an Interconnection Failure has occurred; or

(d)  the inability of the Operator is due to Force Majeure; or

(e)  the inability of the Operator is due to Scheduled
Maintenance.

Outage Hour: Any hour in which, due to Outage, the Operator failed, for a continuous period of thirty (30) minutes, to deliver power adjusted per the Correction Curves at a level of at least ninety five percent (95%) of the amount of kilowatts (kW) requested by NAPOCOR. For the purpose of defining Outage Hour, if NAPOCOR requests dispatch of capacity in excess of the amount defined in Subsection (a) of the definition of Outage, failure to deliver such excess amount shall not constitute an Outage Hour. For purpose of calculating the total Outage Hours (OH) for any given period, partial outages of the Power Plant shall be computed as follows:

(a) For any hour during which the total delivered power adjusted per the Correction Curves is less than ninety-five (95%) percent of the Nominated Capacity (NC), but not less than sixty-three point three percent (63.3%) of NC, one third of one hour will be cumulated as outage time for billing purposes.

(b) For any hour during which the total delivered power adjusted per the Correction Curves is less than sixty-three point three percent (63.3%) of the Nominated Capacity (NC), but not less than thirty one point seven percent (31.7%) of NC, two thirds of one hour will be cumulated as outage time for billing purposes.

(c) For any hour during which the total delivered power adjusted per the Correction Curves is less than thirty one point seven percent (31.7%) of the Nominated Capacity (NC), one hour will be cumulated as outage time for billing purposes.

Parties: The contracting parties in this Agreement, referring to the Operator and PNOC-EDC.

Point of Interconnection: The point at the interconnection facilities where the transfer and metering of NAPOCOR Power and Steamfield Power takes place as indicated in Figure I1 of Annex I.

Power Plant: The Operator's generating equipment located at the Site including all of the step-up transformers and all protective and other associated equipment and improvements as described in Annex B and Annex I, necessary to produce electrical energy at the Point of Interconnection, generally conforming to the technical specifications set forth in the Operator's bid document Volumes A and B submitted as part of its bid for BOT 450 MW Leyte-Luzon Project, Leyte A Geothermal Project, Mahanagdong A and B Project Area, dated April 23, 1993, with such reasonable substitution as the Operator deems necessary, excluding associated land, land rights and interests in land.

Power Purchase Agreement: The agreement to be entered into between NAPOCOR and PNOC-EDC for the sale by PNOC-EDC of electric power energy from the Project to NAPOCOR.

Project: The geothermal wells, geothermal fluid collection and disposal system, the Power Plant, facilities, and metering equipment required to permit generation of electric power by the Operator in parallel with NAPOCOR's electric system.

Protective Apparatus: The equipment and apparatus installed by the Operator or PNOC-EDC or NAPOCOR to protect PNOC-EDC or NAPOCOR from disturbances or upsets occurring within the Power
Plant.

Scheduled Maintenance:  Is defined in Section 6.14.

Site: The two separate parcels of land located at Mahanagdong to be provided by PNOC-EDC for the construction of the Power Plant, as more particularly described in Annex A.

Steamfield Power: An amount of energy (in kWh) delivered to PNOC-EDC and measured at the relevant Points of Interconnection as indicated in Figure I1 of Annex I for use in operating geothermal wells, pipelines, fluid recovery and otherwise in operating the steamfield. PNOC-EDC shall use its best efforts to nominate and abide by a maximum capacity, but shall in any event be entitled to all power reasonably required within the technical limits of the interconnections described in Annex I.

Termination Date: The date upon which this Agreement is terminated pursuant to Article 9 or 14.

Transfer Date: The day following the last day of the Cooperation Period provided, however, that in case of termination of this Agreement pursuant to Article 9, the Transfer Date shall be the day following full payment of the Buyout Price as defined in Section 9.2.

1.2  INTERPRETATION

In this Agreement:

(a) any reference to an "Article", a "Section" or "Subsection", an "Annex" or a "Clause" is a reference to an article, section or subsection hereof or an annex hereto or a clause in an annex hereto:

(b) the headings and sub-headings appear as a matter of convenience and shall not affect the construction of this Agreement;

(c) the singular includes the plural and vice versa, and words importing any gender include the other genders;

(d) a reference to a person includes a reference to a body corporate and to an unincorporated body of persons; and

(e) references to any party include the successors and any permitted assigns of that party.

1.3   ABBREVIATIONS

In this Agreement:

(a)  "$" and "Dollar(s)" denote lawful currency of the United
States of America;

(b) "Ps" and "peso(s)" denote lawful currency of the Republic of the Philippines;

(c)  "MW" denotes a megawatt;

(d)  "MWh" denotes a megawatt hour;

(e)  "kW" denotes a kilowatt;

(f)  "GWh" denotes a gigawatt hour;

(g)  "kWh" denotes a kilowatt hour;

(h)  "kV" denotes a kilovolt;

(i)  "DC" denotes direct current; and

(j)  "AC" denotes alternating current.


ARTICLE 2 PROJECT

2.1  POWER FACILITY

The Operator shall be responsible for the finance, design, supply, construction, testing, operation and maintenance of an approximately one hundred eighty (180) MW geothermal Power Plant, to be installed at the Site, whose net generation shall be delivered to NAPOCOR on behalf of PNOC-EDC and to PNOC-EDC for steamfield use during the Cooperation Period. The Power Plant shall be located on the Site which shall be made available by PNOC-EDC at no cost to the Operator and subject to the provisions of Subsection 4.2.1.

2.2  ENERGY CONVERSION

In accordance with the specifications herein provided, PNOC-EDC shall supply and deliver all Geothermal Fluid required by the Operator necessary for the Power Plant to generate NAPOCOR Power and Steamfield Power, and shall sell all electricity generated by the Power Plant to NAPOCOR less that required for auxiliary purposes by the Operator and PNOC-EDC for Steamfield Power. PNOC-EDC shall pay to the Operator the Capacity Fee and the Energy Fee as provided in this Agreement.

2.3  OWNERSHIP

From the Effectivity Date until the Transfer Date, the Operator shall own the Power Plant and all the fixtures, fittings, machinery and equipment on the Site and used in connection with the Power Plant which have been supplied by it or at its cost, and operate and manage the Power Plant for the purpose of converting Geothermal Fluid of PNOC-EDC into electricity.

On the Transfer Date, ownership, management and operation of the Power Plant shall be transferred in accordance with the terms and conditions of Article 9 or 12, as the case may be, by the Operator to PNOC-EDC.

Ownership of the Site shall remain with PNOC-EDC.

2.4  COMMENCEMENT & PROSECUTION OF THE POWER PLANT

2.4.1  COMMENCEMENT OF THE POWER PLANT

The Operator shall commence work in accordance with Subsection
4.1.1

2.4.2  PROSECUTION OF THE POWER PLANT

The Operator shall prosecute the Power Plant, or parts thereof, with such resources, construction equipment and temporary facilities as, in the reasonable judgement of the Operator, are sufficient to complete the Power Plant in accordance with Annex B. The capacity of the construction equipment and temporary facilities, sequence of operations, method of operations, and resources employed shall be such as to insure the completion of the Power Plant within the stipulated time.

ARTICLE 3  GENERAL RESPONSIBILITIES OF THE OPERATOR

3.1  PERFORMANCE BOND

To guarantee the faithful performance by the Operator of its obligation to completely construct the Power Plant in accordance with the terms and conditions of this Agreement, the Operator shall post a construction performance bond (the "Construction Performance Bond") in the form of a surety bond or standby letter of credit and in a sum equivalent to One Hundred dollars (US$100) per kilowatt
(kW) of Contracted Capacity or its equivalent in Philippine Pesos or other currencies. The Construction
Performance Bond shall be delivered within ten (10) calendar days from the Effectivity Date. Prior thereto, the Operator shall ensure that the Bid Bond shall be extended until and shall be released only on the date that the Construction Performance Bond is posted by the Operator, provided that, in the event that the Effectivity Date does not occur on or before July 1, 1994, the Parties shall discuss and agree on any further extension of the Bid Bond. As more fully described in Subsection 14.2.1 PNOC-EDC shall have recourse to the Construction Performance Bond to satisfy the final judgement in an arbitral proceeding in accordance with Article 20.

The Construction Performance Bond shall have a stated termination date of not earlier than six (6) months after the scheduled Completion Date. On or within thirty (3) days after the Completion Date, the Operator shall convert the Construction Performance Bond into an operation performance bond (the
"Operation Performance Bond") which may be in the same form as the Construction Performance Bond and in the amount equivalent to Sixty Six US Dollars (US$66) per kilowatt (kW) of Contracted Capacity, or its equivalent in Philippine Pesos or in other currencies, to cover the faithful performance of its obligation during the Cooperation Period. As more fully described in Subsection 14.2.2, PNOC-EDC shall have recourse to the Operation Performance Bond to satisfy the final judgement in an arbitral proceeding in accordance with Article 20.

If any surety bond furnished in connection with the Agreement becomes unacceptable to PNOC-EDC (in its reasonable discretion), or if any such surety company fails to furnish reports as to its financial condition from time to time as requested by PNOC-EDC, the Operator shall promptly furnish such additional security or replacement security as may be required to protect the interests of PNOC-EDC in the prosecution of the Project.

3.2  RESPONSIBILITY FOR DAMAGE & LOSSES

(a) The Operator shall be responsible for all damages to any property belonging to PNOC-EDC, NAPOCOR, private parties or the Authorities, to the extent that such damages arise from the negligent acts or omissions of the Operator, and all deteriorations and/or damages to permanent work due to accident or exposure during and after construction activities and operations, shall be restored by the Operator without any expense to PNOC-EDC.

3.3  ENVIRONMENT

(a) The Operator shall keep the Site in a sanitary condition and in compliance with the environmental requirements and mitigation measures specified in the Environmental Compliance Certificate and in accordance with the environmental laws rules and regulations (including official interpretations thereof) of the
Philippines in effect at the date of this Agreement.   The
Operator shall comply with any changes in such laws and rules and with any new laws, rules and regulations (and official interpretations thereof), provided that if such compliance would:

(i) result in the Power Plant being unable to operate at the Guaranteed Net Plan Steam Rate, in accordance with the Operating
Parameters, or otherwise in accordance with the specifications set forth in this Agreement; or

(ii) result in the interest of the Operator in the Power Plant and/or the Operator's expectation of its economic return (net of tax or other imposition) on its investment being materially reduced or otherwise adversely affected;

then the Parties shall meet and endeavous to agree on amendments to this Agreement and if after sixty (60) days no such agreement has been reached, then the provisions of Article 9 shall apply.

(b) If it is necessary for the Operator, in the prosecution of the Power Plant, to interrupt or obstruct the natural flow of rivers or streams, the drainage of the surface, or the flow of artificial drains, the Operator shall provide adequate measures to prevent damage to either public or private properties. The Operator shall be liable for damages that may occur to the extent that such damages arise for reasons directly attributable to the Operator or its agents.

(c) Subject to Section 3.3(a), the Operator shall assume responsibility for any costs and liabilities arising from any adverse environmental damage or health impacts that may be caused by the Operator's negligence in constructing and operating the Power Plant.

3.4  ORGANISATION

The Operator shall maintain at the Site an efficient and capable organisation with adequate capacity and numbers of construction, operating and maintenance personnel, equipment and facilities to satisfactorily execute the Project in a safe, efficient, environmentally sound and professional manner at the rate of progress specified in the outline construction schedule in Annex G.

The Operator shall assign at the Site English-speaking personnel.
Any interpreters required shall be provided by the Operator at its expense.

The Operator must have in its employ one or more engineer(s) appropriately licensed to practice in the Philippines who shall certify to the Project's construction and operation.


ARTICLE 4  CONSTRUCTION OF THE FACILITY

4.1  TIMING

4.1.1  PROJECT MILESTONE DATES

The Operator shall in good faith use all reasonable efforts to construct the Power Plant in accordance with the following schedule:

Activity                                          Date

Ordering of long lead items (turbo generators) the later of:

(i) January 1, 1995; or

(ii) 120 days after the

Effectivity Date

Start of Commissioning Period             April 1, 1997

Completion Date                           July 1, 1997

Commercial Operation Date                 July 25, 1997

The date of January 1, 1995, as the deadline for ordering the long lead items is the bench mark for the Operator to achieve the Completion Date and the Commercial Operation Date on schedule as provided in this Subsection 4.1.1. In the event that 120 days after Effectivity Date will occur later than January 1, 1995, (i) the Completion Date and the Commercial Operation Date shall be extended day for day by the delay beyond January 1, 1995 and (ii) if such extension results in the Completion Date being extended past the 25th day of any month, the Commercial Operation Date shall be extended to the 25th day of the month immediately succeeding the Completion Date.

4.1.2  TRANSMISSION LINE INTERCONNECTION & AVAILABILITY OF
GEOTHERMAL FUND

(a) PNOC-EDC shall use good faith efforts to ensure that, on or before April 1, 1997, a 230 kV transmission line, including all interconnection facilities up to and including the Point of Interconnection on the side of the transmission line (collectively, the "Transmission Line"), is installed and is capable of being connected to the Power Plant and of receiving all power generated by the Power Plant.

(b) PNOC-EDC shall likewise ensure that, on or before April 1, 1997, Geothermal Fluid complying with the Geothermal Fluid
Specifications is made available to the Operator.

(c) The Operator shall construct and maintain all interconnection facilities on the Power Plant's side of the Point of Interconnection.

4.2  SITE PROVISION

(a) PNOC-EDC, at no cost to the Operator, shall make the Site as described in Annex A available to the Operator for the purpose of building and operating the Power Plant, and the Operator shall have the right to possess, use and enjoy the Site, from the Effectivity Date until the Transfer Date. Use of the Site shall not confer ownership rights on the Operator. PNOC-EDC shall be responsible for, and hold the Operator harmless from, all claims by third parties relating to the land provided for the Site, including, without limitation, claims under colour of ownership of any interest in such land, real estate and other taxes or other claims that might give rise to any lien on the land or any improvements to it (other than the Power Plant). If PNOC-EDC fails to duly satisfy such claims on a timely basis, the Operator may do so (at its sole discretion) and PNOC-EDC shall promptly reimburse such expenses.

(b) The Operator shall not obstruct any existing road or drainage or disturb existing structures and facilities on the land so furnished for construction purposes unless and until given written permission by appropriate Authorities. Withholding or delay of such permission shall constitute Force Majeure of the type described in Section 13.1(b).

(c) The acquisition of all other lands, easements, and rights-of-way which the Operator reasonably believes necessary for the construction, operation and maintenance of the Power Plant, including areas for the disposal of spoils, shall be negotiated and/or undertaken by the Operator and all costs incident thereto shall be for the account of PNOC-EDC.

4.3  INGRESS & EGRESS RIGHTS OF OPERATOR

PNOC-EDC shall ensure that all necessary access to and from the Site is made available to the Operator, its employees, contractors, sub-contractors and advisers.

4.4  EQUIPMENT IMPORTATION

The Operator shall be responsible for the importation and transportation of all equipment for the Power Plant to the site including duties, taxes and fees in connection therewith.

It is the responsibility of the Operator to secure from the Authorities the necessary permits, licenses, and other documents for the importation of the Operator owned construction or maintenance equipment that it may decide to bring into the country for use in connection with the Agreement. PNOC-EDC shall assist the Operator in obtaining such permits, licenses and other documents on a best effort basis.

Any delays caused by meeting customs procedures for material quipment and supplies or in obtaining necessary permits, licenses and other documents to the extent not attributable to the Operator and to the extent that they affect the Operator's ability to undertake its performance under this Agreement shall extend the project milestone dates set forth in Subsection 4.1.1 equivalent to the period of the delay in obtaining such permits, licenses and other documents. The Operator of PNOC-EDC shall promptly notify the other Party of each such delay, and the Parties shall cooperate to promptly satisfy the relevant
Authority and remove the cause of the delay. Any delay in excess of sixty (60) days after notification by the Operator to PNOC-EDC shall cause Article 9 to apply. The Operator shall not be subject to delay penalties as a result of such a delay.

The Capacity Fees do not include import taxes and duties on the importation of Power Plant equipment and spare parts during the period of construction and the Cooperation Period and are based on the assumption that (i) incentives will be granted to the Operator exempting it from such taxes and duties and (ii) the Operator will not bear the cost of such import taxes and duties. In the event that there is an increase in the cost of importing Power Plant equipment and spare parts by reason of the aforesaid taxes and duties, either (a) PNOC-EDC shall promptly reimburse the Operator for all such increased costs, or (b) the Parties shall negotiate in good faith with a view to make the appropriate adjustments in the Capacity Fees. If no agreement can be reached after ninety (90) days, clause (a) of the foregoing sentence shall prevail.

4.5  PERMITS

Following the Effectivity Date, the Operator, at no cost to PNOC-EDC, shall be responsible for security from the Authorities all requisite authorizations, licenses and permits not previously provided under the provisions of Article 25 for the construction and operation of the Power Plant, except the Environmental Compliance Certificate, which shall be obtained by PNOC-EDC. PNOC-EDC shall cooperate with and use its best efforts to assist the Operator in obtaining such authorizations, licenses and permits.

Any delays, to the extend not attributable to the Operator and to the extent that they affect the Operator's ability to undertake its performance under this Agreement, in obtaining requisite authorizations, licenses and permits shall extend the Completion Date and other dates set forth in Subsection 4.1.1 day for day.
The Operator or PNOC-EDC shall promptly notify the other Party of each such delay, and the Parties shall cooperate to promptly satisfy the relevant Authority and remove the cause of the delay. Any delay in excess of sixty (60) days after notification shall cause Article 9 to apply. The Operator shall not be subject to delay penalties as a result of such a delay.

4.6  DRAWINGS, DOCUMENTS, DATA & INSTRUCTIONS

The Operator shall comply with the following on matters of drawings and other documentary information and PNOC-EDC rights thereto:

4.6.1  SUBMISSION OF DRAWINGS AND DATA

The Operator shall submit to PNOC-EDC copies of all drawings, plans, calculations, operating and maintenance instructions and, in general, copies of all material documents related to the Power Plant for reference and information. Prior to the start of construction, within thirty (30) working days following receipt thereof, PNOC-EDC shall describe to the Operator in writing any flaws perceived by PNOC-EDC in the design. Failure by PNOC-EDC to describe any flaws in such designs within such thirty (30) working day period shall be deemed to be a waiver of PNOC-EDC's right to describe such flaws.

The Operator shall also advise PNOC-EDC of the names of potential suppliers of material components or services who have been shortlisted by the Operator. Within thirty (30) working days following receipt of such advice, PNOC-EDC shall advise the Operator of any such potential suppliers to which PNOC-EDC objects, together with the reasons for objection and may request the Operator to exclude such suppliers from the shortlist. The Operator shall comply with such request by PNOC-EDC as it shall deem reasonable.

Following the start of construction by the Operator on the Site, the above mentioned thirty (30) working days periods shall be reduced to fifteen (15) working days.

4.6.2  MODIFICATION RIGHTS

(a) During the same thirty (30) or fifteen (15) working day period following the receipt of the documents or list of such suppliers under Subsection 4.6.1, PNOC-EDC shall have the right to require modifications to the design as it deems necessary for proper and safe operation of the Power Plant as it affects the operation of the PNOC-EDC geothermal fluid collection and disposal system and the NAPOCOR power system.

(b) PNOC-EDC may, from time to time, request Elective Modifications. In the event PNOC-EDC requests any Elective Modifications, then the Parties shall negotiate in good faith (i) to make any equitable adjustment to the Capacity Fee or otherwise make appropriate compensation and (ii) adjust the dates set forth in Subsection 4.1.1 to reflect any delays in designing such Elective Modifications and any additional time required by the Operator to complete such Elective Modifications. In the event the Parties are unable to reach agreement on such adjustments within sixty (60) days following PNOC-EDC's request, PNOC-EDC may withdraw such request. Thereafter, if such request is not withdrawn, either Party may terminate this Agreement by giving written notice of termination to the other Party and the provisions of Article 9 shall apply; provided, however, that if the Operator gives such a written notice of termination to PNOC-EDC, PNOC-EDC shall have five (5) working days following delivery of such notice of termination to again withdraw its request. If such request is withdrawn by PNOC-EDC such written notice of termination will be of no effect. If, following the process as described in this Section 4.6.2, in the Operator's reasonable judgement a delay has been caused to its construction schedule, the dates set forth in Section 4.1.1 shall be extended and adjusted proportionally to such a delay.

4.6.3  FUTURE MODIFICATION

Changes in the design of the Power Plant after the Completion Date shall be subject to review and comment by PNOC-EDC, provided, however, that any changes in the design that are necessary for proper and safe operation of the Power Plant as it affects the operation of the PNOC-EDC geothermal fluid collection and disposal system and the NAPOCOR power system shall be subject to review and approval of PNOC-EDC and such approval shall not be unreasonably withheld.

4.6.4  CONSTRUCTION SCHEDULE

The Operator shall submit to PNOC-EDC a detailed construction schedule of the Power Plant within three (3) months following the Effectivity Date. This schedule shall contain, in particular, dates for the submission of all drawings, documents and data, acceptance thereof, witnessing of tests and the overall procurement schedule. PNOC-EDC shall have the right to review and approve, which approval shall not be unreasonably withheld, the construction schedule of the Power Plant.

4.6.5  MONITORING RIGHTS

PNOC-EDC shall be entitled at its own cost to monitor the progress and quality of the construction and installation work.
For this purpose, the Operator shall:

(a) submit to PNOC-EDC a monthly progress report in such detail and format as may be reasonably requested by PNOC-EDC;

(b) ensure that PNOC-EDC and any experts appointed by PNOC-EDC in connection with the Project are afforded reasonable access to the site at times to be agreed with PNOC-EDC provided that such access does not materially interfere with the works or expose any person on the Site to any danger; and

(c) make available for inspection at the Site copies of all plans and designs.

4.6.6  DRAWINGS AND DOCUMENTS TO BE PROVIDED

The Operator shall furnish PNOC-EDC drawings and technical details in accordance with the construction schedule as submitted and approved in accordance with Subsection 4.6.4, such as, but not limited to, the following:

(a) Arrangement plans for the general layout of machinery and equipment.

(b) General and detailed drawings and specifications for electro-mechanical works.

(c) General and detailed drawings and specifications for civil and architectural works.

(d)  Test procedures.

(e)  Operation and maintenance manuals.

The Operator shall, within six months after the Completion Date, supply PNOC-EDC with three (3) copies of all "as built" plans, drawings, design calculations and quality assurance records, one of which copies shall be reproducible.

4.7  DISCLAIMER

The following disclaimer shall be recognized in this Agreement:

(a) Any engineering review by PNOC-EDC of the Power Plant is solely for its information. By making such review, PNOC-EDC makes no representation as to the engineering soundness of the Power
Plant.

(b) The Operator shall in no way represent to any third party the engineering soundness of the Power Plant as a result of the review made by PNOC-EDC.

(c) The Operator is solely responsible for the economic and technical feasibility, operational capability and reliability of the Power Plant.

(d) PNOC-EDC shall not be liable to the Operator for, and the Operator shall defend, hold harmless, and indemnify PNOC-EDC from, any claim, cost, loss, damage, or liability arising from any contrary representation by the Operator concerning the effect of PNOC-EDC's engineering review of the Power Plant.

4.8  RESPONSIBILITY FOR UTILITIES

The Operator and PNOC-EDC shall each be responsible for the provision of needed utilities, such as electric service, water, communications and the like, necessary during the construction and operation of the Power Plant according to the requirements of Annex B2.3 and Annex B3 respectively.

4.9  DELAYS

(a) Should the Operator be obstructed or delayed at any time in the progress of the construction work due to any of the following causes:

(i) Failure of the Operator to obtain the necessary access to the Site or failure of PNOC-EDC to deliver and remove geothermal fluid meeting the Geothermal Fluid Specifications; or the failure of PNOC-EDC to obtain the Environmental Compliance Certificate; or the failure of the Operator, for reasons not solely attributable to the Operator, to obtain the Authorization to Construct and Permit to Operate; or

(ii) Any delay described in Sections 4.4 and 4.5, or any delay caused by a PNOC-EDC directed modification in accordance with Subsection 4.6.2; or

(iii)  Delays due to Force Majeure conditions;

the Operator shall promptly notify PNOC-EDC of such delay, including details and supporting documents reasonably calculated to describe the problem, steps taken to resolve it and any proposed cooperative solution. Any delay under the terms of this
Section 4.9 shall extend day for day, unless otherwise agreed between the Parties, the scheduled Completion Date and all other dates set forth in Subsection 4.1.1.

(b) Notwithstanding any other term or provision of this Agreement, if the Operator is unable to commence testing of the Power Plant (on a date nominated by the Operator) as a result of:

(i)  an Interconnection Failure; or

(ii) PNOC-EDC's failure to deliver and remove geothermal fluids as specified in the Geothermal Fluid Specifications; or

(iii) the Operator's or PNOC-EDC's failure to receive all permits, licenses, other governmental approvals and utilities required for operation of the Power Plant, notwithstanding its reasonable efforts to obtain the same, and, in the case of the Operator, assuming the Operator has complied with the scope of work set forth in Annex B; or

(iv) PNOC-EDC or NAPOCOR's failure to provide any personnel or resource necessary to witness and approve such testing;

then, in any such events, the Completion Date shall be deemed to have occurred on the date on which the Operator would have commenced testing, but for the occurrence of the events described in clauses (i) through (iv) and PNOC-EDC shall be obligated to commence payments of the Capacity Fee and the Energy Fee to the Operator on and from the Completion Date. The capacity for purposes of calculating the Capacity Fee payable under this Subsection shall be deemed to be the Contracted Capacity.

In the event that after Capacity Fee payments have commenced pursuant to this Subsection and no event described in sub paragraphs (i), (ii), (iii), (iv) above shall be continuing, the Operator is subsequently unable to pass all of the Power Plant's performance tests as set forth herein, the Operator will be obligated to refund or credit against future capacity made available and actually delivered to PNOC-EDC that amount of Capacity Fee actually received by the Operator prior to and during such tests which exceed the amount of Capacity Fee which the Operator would have been paid at the lower capacity rating actually demonstrated in testing the Power Plant.

4.10  PENALTY DUE TO DELAYS

The Operator shall pay PNOC-EDC an amount as defined in Annex C for any delay in the Commercial Operation Date of the Power Plant except as provided in Section 4.9, provided, however, that in no case shall the aggregate amount of the penalty for delay exceed the amount of the Construction Performance Bond. Each payment of liquidated damages shall reduce pro tanto the amount available under the Construction Performance Bond. Additionally, in the event that the Commercial Operation Date does not occur within one hundred twenty (120) calendar days after the Commercial Operation Date as specified in Subsection 4.1.1 (including any extension thereof), the balance of the Construction Performance Bond shall be forfeited in favour of PNOC-EDC.

4.11  LIGHTS & BARRIERS

During construction, the Operator shall put up and maintain at the Site such danger lights and barriers as shall effectively prevent any accident in consequence of the Power Plant. If work is done at night, the Operator shall maintain from sunset to sunrise such adequate lighting on or about the Power Plant and on the work area as deemed necessary for the safety of the construction crew and for the proper observance and inspection of the construction and erection activities.

ARTICLE 5  TESTING OF THE FACILITY

5.1  TESTING PROCEDURES

The Parties shall agree on the procedures for testing of the Power Plant as outlined in Annex D. Such procedures shall be followed by the Operator.

5.2  TEST SCHEDULES

The Operator and PNOC-EDC shall agree prior to the Effectivity Date on test schedules for the Power Plant. The schedules shall take into consideration the operational requirements of PNOC-EDC and NAPOCOR.

5.3  NOTICE OF TESTS

The Operator shall notify PNOC-EDC at least fifteen (15) calendar days prior to carrying out any tests on the Power Plant and prior to:

(a) the initial parallel operation of each of the Operator's generating units; and,

(b)  all testing of the Operator's Protective Apparatus.

PNOC-EDC shall have the right to have a representative present at all tests. NAPOCOR shall have the right to have a representative present at all tests of Protective Apparatus.

5.4  TESTS BEFORE COMPLETION

PNOC-EDC reserves the right to witness equipment tests at the Operator's or other sub-contractor's or equipment supplier's premises during the course of this Agreement.

The following provisions shall apply in testing the Power Plant prior to completion:

(a) All costs, excluding Geothermal Fluid, incurred during the testing of the Power Plant shall be borne by the Operator.
Electricity generated prior to the Completion Date shall be delivered to NAPOCOR on behalf of PNOC-EDC and paid for by PNOC-EDC at fifty percent (50%) of the rate actually received by PNOC-EDC from NAPOCOR for this energy.

(b) The representatives of PNOC-EDC shall be present during any test activity done by the Operator on the Power Plant. Tests conducted without the required fifteen (15) day prior notice to PNOC-EDC shall not be valid for the purposes of this Agreement. Upon completion of any performance of efficiency test, the Operator and PNOC-EDC shall jointly issue a certificate that testing has been done on the Power Plant and that agreed testing procedures shown in Annex D had been followed. No later than two
(2) days after the completion of the performance and efficiency tests, the Operator shall notify PNOC-EDC of the Nominated Capacity of the Power Plant for the first year of operation.

(c) The Operator shall be entitled to repeat any test, including those tests to establish the Completion Date.

(d)  The Operator shall give PNOC-EDC written notice at least sixty
(60) but not more than ninety (90) days before it anticipates conducting the tests to establish the Completion Date. When it determines the actual date, it shall give PNOC-EDC at least fifteen (15) days prior written notice thereof. If PNOC-EDC is unable to provide a representative to witness the tests, the Operator shall offer to repeat the tests on a date selected by PNOC-EDC at least five (5) but not more than ten (10) days following the first completion tests.

5.5  TESTS DURING COOPERATION PERIOD

The Net Plant Steam Rate and net capacity shall be tested every year in the presence of PNOC-EDC personnel following agreed procedures as per Annex D. This test shall be performed approximately six (6) months after completion of the annual maintenance on each individual generating unit of the Power Plant and shall be a reference for the Nominated Capacity for the following year as defined by the Operator under section 6.13. The Operator shall be entitled to repeat any of the aforesaid tests.


ARTICLE 6  OPERATION OF THE FACILITY

6.1  COMPLETION DATE

(a) The Operator has undertaken to achieve the Completion Date on or before July 1, 1997, subject to Subsection 4.4.1 and to possible extensions under the terms of this Agreement.

(b) Upon the substantial completion of the Power Plant and subject to confirmation by PNOC-EDC (which confirmation shall not be unreasonably withheld), the Operator may certify that the completion Date has occurred notwithstanding that the Power Plant is unable to produce the Contracted Capacity adjusted per Correction Curves or to achieve the Guaranteed Net Plant Steam Rate, but in that event adjustments shall be made to the Capacity Fee in accordance with the penalty provisions of Subsection 8.4.1; provided, however, that such certification may not be made if the Power Plant, for reasons solely due to the Operator, is unable to produce at least seventy percent (70%) of the Contracted Capacity, after application of the Correction Curves.

(c) In the event there is a difference of opinion about test results, which cannot be resolved by the Parties within seven (7) days, the controversy shall be resolved by a reputable engineering firm. The Operator shall propose the engineering firm, acceptable to PNOC-EDC, and the Parties will agree on such engineering firm not later than six (6) months prior to the start of the Commissioning Period. The Parties shall equally share any costs associated with this procedures.

6.2  COMMERCIAL OPERATION DATE

No later than the Commercial Operation Date, the Operator shall commence the delivery of electric power and energy to NAPOCOR on behalf of PNOC-EDC in accordance with contracted levels. All other related provisions on the operation of the Power Plant and the tariffs, discounts, bonuses, and penalties on the regular sale of power and energy shall also take effect on this date.

6.3  POWER RATES FOR INITIAL DELIVERY

In the event that the Completion Date of the Power Plant falls on a date other than the start of a monthly Billing Period, PNOC-EDC shall be billed by the Operator and shall pay the Capacity Fee on a pro-rata basis and the Energy Fee for energy actually delivered.

6.4  OPERATING PARAMETERS

The Operator shall operate the Power Plant following the Operating Parameters as stipulated in Annex B4.

6.5  DISPATCH PROCEDURES

The Operator shall control and operate the Power Plant consistent with NAPOCOR's dispatch requirements.

6.6  ENGINEERING STANDARDS

The Power Plant shall be designed, operated and maintained by the Operator in accordance with applicable prudent utility industry standards and good engineering practices.

6.7  ENVIRONMENTAL STANDARDS

The Power Plant shall be designed, constructed, operated and maintained by the Operator in accordance with applicable environmental standards and regulations, and in particular with the requirements of the Environmental Compliance Certificate, Authority to Construct and Permit to Operate. In case of any changes in law and interpretation of law, Section 3.3 shall apply.

6.8  PROTECTIVE APPARATUS

The Power Plant shall be operated by the Operator with all of its Protective Apparatus in service whenever it is connected to or is operated in parallel with the NAPOCOR electric system.

6.9  INTEGRITY LOSS

If, at any time, NAPOCOR has reasonable basis to doubt the integrity of any of the Operator's Protective Apparatus and to believe that such loss of integrity would be hazardous to the integrity of the NAPOCOR electric system, the Operator shall demonstrate, to NAPOCOR's and PNOC-EDC's satisfaction, the correct calibration and operation of the equipment in question. If not so satisfied, NAPOCOR shall have the right to disconnect the Operator and refuse to receive the power delivered by the Power Plant and PNOC-EDC shall consider the Power Plant to be in Outage for billing purposes. The inability of the Operator to meet capacity by reason of any demonstration made by the Operator under this Section 6.9 shall not be an Outage if the Operator is able to show correct calibration and operation of its Protective Apparatus.

6.10  SETTINGS OF PROTECTIVE APPARATUS

All settings of all Protective Apparatus shall be subject to the approval of NAPOCOR. Tests and calibration of this Protective
Apparatus shall be at the expense of the Operator.

6.11  SERVICE COMMITMENT

At NAPOCOR's request, the Operator shall make all reasonable efforts on behalf of PNOC-EDC to deliver energy during periods of Emergency.

6.12  MAINTENANCE DURING EMERGENCY

In the event that the Scheduled Maintenance coincides with an Emergency, the Operator shall make all reasonable efforts to reschedule such maintenance.

6.13  ANNUAL CAPACITY NOMINATION

The Nominated Capacity of the Power Plant shall be specified by the Operator for the second year and each subsequent year of the Cooperation Period no later than thirty (30) calendar days prior to the anniversary of the Commercial Operation Date. PNOC-EDC shall advise the Operator no later than thirty-five (35) calendar days prior to the anniversary of the Commercial Operation Date of the maximum amount of power expressed in kilowatts (kW) of Steamfield Power which PNOC-EDC shall require to be provided with for the following year.

If, for a particular year, the Operator fails to specify a Nominated Capacity, then the lower of the Contracted Capacity, the last Nominated Capacity and the last test capacity adjusted per the Correction Curves shall be the Nominated Capacity for the particular year.

6.14  MAINTENANCE SCHEDULE

The Operator shall submit a written schedule for the necessary overhaul, maintenance, inspection and repair of the Power Plant ("Scheduled Maintenance") one hundred (100) calendar days prior to the start of each calendar year during the Cooperation Period. Such Scheduled Maintenance for each generating unit of the Power Plant shall not exceed forty-five (45) days per year.

6.15  APPROVAL OF MAINTENANCE SCHEDULE

PNOC-EDC shall notify the Operator within forty-five (45) calendar days after receipt of the maintenance schedule from the Operator whether the requested maintenance schedule is approved, which approval shall not be unreasonably withheld. In the event that the proposed schedule is not approved, the Parties shall promptly and in good faith negotiate an alternative maintenance schedule.

6.16  COMPLIANCE WITH APPROVED MAINTENANCE SCHEDULE

The Operator shall perform scheduled maintenance work on the Power Plant during the periods approved by PNOC-EDC in accordance with
Section 6.15.

6.17  UNSCHEDULED OUTAGE

The Operator shall immediately notify PNOC-EDC, and NAPOCOR on behalf of PNOC-EDC, of any Outage and specify the estimated duration of such Outage.

6.18  DAILY OPERATING REPORT

For record purposes, the Operator shall keep PNOC-EDC and NAPOCOR's Power Management Centre informed as to the daily results of operation and generation capability of the Power Plant, including, without limitation, any Outages.

6.19  OPERATING RECORDS

The Operator shall maintain an operating log for each generating unit of the Power Plant with records of:

(a)  real and reactive power production,

(b)  changes in operating status,

(c)  Outages,

(d)  Protective Apparatus operations,

(e)  any unusual conditions found during inspections, etc.

Changes in the setting of Protective Apparatus shall also be logged. In addition, the Operator shall maintain records applicable to the Power Plant, including maintenance and overhaul records, the electrical characteristics of the generator and settings or adjustments of the generator control equipment and Protective Apparatus. At the end of the Cooperation Period, such records shall be turned over to PNOC-EDC at no cost.

ARTICLE 7  GEOTHERMAL FLUIDS

7.1  FLUID SUPPLY

(a) PNOC-EDC shall deliver at no cost to the Operator at the Site the total Geothermal Fluid requirements for the Power Plant.

(b) If either Party shall have reason to believe that a Material Shortfall shall then exist or be continuing, that Party shall promptly notify the other Party. Such notice shall be reasonably detailed and include a description of possible solutions to the problem.

(c)  If the Operator certifies to PNOC-EDC that a Material
Shortfall has occurred and is continuing, the Energy Fee shall be modified as follows for so long as such Material Shortfall continues. If the Operator operates the Power Plant and the Material Shortfall is within the adjustment range of the Correction Curves, the net capacity shall be deemed reduced for the purpose of adjusting the Base Energy Rate only to the applicable, normative capacity per the Correction Curve
("Normative Capacity"), and the Base Energy Rate shall be increased by the following factor:

Contracted Capacity
Normative Capacity

using actual Energy Delivered so long as the Material Shortfall shall continue within the bounds of a Correction Curve.

If the Material Shortfall is outside the adjustment range of the Correction Curves then, for as long as the Material Shortfall continues, the Energy Fee shall be calculated based on the Base
Energy Rate and the Nominated Capacity.

(d)  The Operator shall use its best efforts to operate the Power
Plant with a Material Shortfall at the Normative Capacity indicated by any relevant Correction Curves but shall not continue operation of the power Plant if such operation would adversely affect the Power Plant or its operation.

7.2  FLUID DISPOSAL

The Operator shall deliver to PNOC-EDC and PNOC-EDC shall accept for disposal at no cost to the Operator all steam condensate discharged from the Power Plant which complies with the specifications stated in Annex I.

7.3  BY-PRODUCTS & EFFLUENTS

The Operator shall be responsible for the disposal of all waste arising from the construction, operation or maintenance of the Power Plant, including non-condensible gases, except for fluids returned to PNOC-EDC in accordance with Section 7.2 and such non-condensible gases as may be accepted by PNOC-EDC for re-injection. Subject to the provisions of Section 3.3(a), the Power Plant shall be designed to meet the environmental standards provided for in Philippine laws as implemented by the Department of Environment and Natural Resources and all waste disposal shall be in accordance with such laws and with requirements of the Environmental Compliance Certificate.

7.4  ENERGY MANAGEMENT

The Operator shall ensure that steam and electricity use is optimized and shall exercise due diligence in the operation and management of main and auxiliary machinery so as to minimize energy consumption and wastage.


ARTICLE 8 DELIVERY OF CAPACITY AND ENERGY

8.1  OBLIGATIONS OF THE PARTIES

The Operator hereby agrees to convert PNOC-EDC's geothermal fluid into electric energy and PNOC-EDC hereby agrees to sell to NAPOCOR, at the Point of Interconnection, the electric capacity and energy delivered by the Operator to NAPOCOR on behalf of PNOC-EDC during the Cooperation Period. PNOC-EDC agrees to pay the Operator for the electric capacity and energy delivered by the Operator at the Point of Interconnection plus any deliveries made to PNOC-EDC for its own use.

The Operator shall make available electric capacity and energy on and from the Completion Date. The mutually agreed capacity and energy charges shall be paid for by PNOC-EDC pursuant to the terms and conditions of this Agreement.

8.2  ENERGY DELIVERY

PNOC-EDC may temporarily suspend receipt of electricity from the Operator for:

(a)  Tampering with meters by the Operator; or

(b) A condition on the Operator's side of the Point of Interconnection dangerous to life or property.

Such condition shall be subject to confirmation by an independent third party expert satisfactory to both Parties. If so confirmed, PNOC-EDC shall be excused from payment of capacity and energy charges for the duration of such suspension and such suspension shall cease on rectification of the initiating condition.

8.3  METERING

8.3.1  METER MAINTENANCE AND OWNERSHIP

(a) PNOC-EDC shall supply, own and maintain as part of the interconnection facilities, meters and related equipment to be utilized for the measurement of electric power and energy.

(b) NAPOCOR may also supply, own and maintain as part of the interconnection facilities, meters and related equipment to be utilized for the measurement of electric power and energy.

(c) PNOC-EDC shall supply, own and maintain meters and related equipment to be utilized for the measurement of geothermal fluid flow.

(d) The Operator shall supply, own and maintain equipment for the measurement, calculation and recording of the theoretical steam consumption of the Power Plant.

8.3.2  METER LOCATION

(a) The equipment used for metering NAPOCOR Power shall be located at the high voltage side of the step-up transformer.

(b) The equipment used for metering geothermal fluid flow shall be located in the geothermal fluid piping upstream of the point of interconnection of the geothermal fluid supply from PNOC-EDC to the Operator.

(c) The equipment used for metering Steamfield Power shall be located on the 4.16 kV side of the auxiliary transformer.

8.3.3 PLANT MONITORING EQUIPMENT

For the purpose of monitoring the Power Plant operation, the Operator shall make reasonable provision for the installation of other metering and telemetering devices at the generation side of the step-up transformer as part of the PNOC-EDC Supervisory Control and Data Acquisition (SCADA) system.

8.3.4  METER SEALS AND INSPECTIONS

PNOC-EDC's meters shall be sealed and the seals shall be broken only when the meters are to be inspected or tested by PNOC-EDC.
The Operator shall be given reasonable notice of such occasions and shall have the right to have its representative present.

8.3.5 METER TESTS

PNOC-EDC's electricity meters, installed pursuant to this Agreement, shall be tested by PNOC-EDC at its own expense every six months. Other tests may be conducted at any reasonable time upon request by either Party, at the requesting Party's expense. If the Operator makes such request, the Operator shall reimburse said expense to PNOC-EDC within thirty (30) days after presentation of a bill therefor. PNOC-EDC's meter test results shall be deemed final and conclusive.

The Operator's equipment for the calculation and recording of theoretical steam consumption shall be tested by the Operator at its own expense, in the presence of PNOC-EDC, every six months.

8.3.6 METER ACCURACY

Electric metering equipment found to be inaccurate shall be repaired, adjusted, or replaced by PNOC-EDC such that the accuracy of said equipment shall be within 100% plus or minus one percent (1%). Should the inaccuracy exceed plus or minus one percent (1%), the correct amount of power energy delivered during the previous billing period shall be estimated by PNOC-EDC and agreed by the Parties. Adjustment for meter inaccuracy shall cover only the current Billing Period and the Billing Period immediately preceding it except when such meter inaccuracy is due to fraud.

8.4  TERMS OF PAYMENT

8.4.1 CAPACITY FEE

The Capital Cost Recovery Fee, the Fixed Operating Cost Recovery
Fee, and the Service Fee to reflect Return on Investment for each Billing Period shall be computed on the basis of the following formulae:

(a) Capital Cost Recovery Fee, to be paid in Dollars,

    = [(CCR x NC)(1 - TOH/Nh)] - [(y x 1.2(CCR)(CC-NC)]

(b)  Fixed Operating Cost Recovery Fee, to be paid in Dollars,

    = [(OCR x NC)(1 - TOH/Nh)] - [(y x 1.2)(OCR)(CC - NC)]

(c) Service Fee for Return on Investment to be paid in Philippine Pesos using the prevailing exchange rate at time of payment, which shall in no case be lower than 8% of the sum of the Capital Cost Recovery Fee and the Fixed Operating cost
Recovery Fee,

= {[(SFR x NC)(1 - TOH/Nh)] - [(y x 1.2)(SFR)(CC - NC)]} x Px

Where

CCR = $20.78 per kW per month.

OCR = $1.81 per kW per month.

SFR = $16.75 per kW Per month.

CC = Contracted Capacity, in kW.

TOH - Total Outage Hours in Billing Period.

Nh = Total number of hours in the Billing Period.

NC = Nominated Capacity for the year, in kW.

Px = Conversion factor of payments to Philippine Peso quoted by the Philippine National Bank.

y = variable, defined as follows:

if 0.95 x CC < NC < 1.05 x CC, then y = 0, otherwise, y = 1

8.4.2  ENERGY FEE

The Energy Fee payable to the Operator, which reflects the variable costs to be paid by PNOC-EDC to the Operator for variable expenses incurred by the Operator in the generation of electricity by its Power Plant, shall be computed for each Billing Period as follows and be paid in Philippine Pesos.

Energy Fee

= (BER x ED) = US(Vgs - Vts) x ZS

where:

BER = Base Energy Rate Ps 0.028 per kilowatt-hour delivered during the Billing Period.

ED = Energy Delivered during the Billing Period expressed in kilowatt hours (kWh).

US = 114.1 Peso/tonne.

Vgs = Cumulative theoretical steam consumption for the Billing
Period
in metric tons computed on the basis of the Guaranteed Net Plant
Steam Rate for each hour (SRg), using the formula:

      n
Vgs =  EDsixSRgi
      i=1

where:

n = number of hours in the Billing Period

EDsi = Energy Delivered in hour i

SRgi = Guaranteed Net Plant Steam Rate for each hour i adjusted for variations from the Geothermal Fluid Specifications and Atmospheric Conditions using the formula

SRgi = Guaranteed Net Plant Steam Rate
           FS1 x FS2 x Fsa x Fsg

where:
FS1 = Steam pressure correction factor per the Correction Curves.

FS2 = Steam flow correction factor per the Correction Curves.

Fsa = Ambient temperature correction factor per the Correction
Curves.

Fsg = NCG content in steam flow correction factor per the Correction Curves.

ts = Measured steam consumption for the Billing Period in metric tons.

ZS = Variable, defined as follows:

If 0.97 x Vgs < Vts < 1.03 x Vgs, then ZS = 0, otherwise ZS = 1

8.4.3  (RESERVED)

8.4.4  ESCALATION ADJUSTMENTS

In the billing months of January and July of each year (using the indices for the prior months of December and June, respectively), then figure for:

(i)  OCR; and

(ii)  SFR; and

(iii)  BER; and

(iv)  US

shall be adjusted proportionately by the change in the index applicable to each component, as specified in Annex M, as from the levels of such indices prevailing in June 1993.

8.5  BILLING PROCEDURES

The Operator shall bill PNOC-EDC for the delivery of electric power and energy as adjusted on a monthly basis until the termination of this Agreement.

The Operator shall arrange its billing schedule in accordance with the billing system of PNOC-EDC. The Billing Period shall cover the period from 10:00 AM of the twenty-fifth (25) day of the current month to 10:00 AM of the twenty-fifth (25th) day of the following month. Any changes in the billing system of PNOC-EDC shall be followed by the Operator in billing PNOC-EDC. The Operator shall send PNOC-EDC its bills within five (5) days reckoned from the last day of the Billing Period. PNOC-EDC shall be required to settle its monthly bills without penalty to Operator within thirty (30) days from receipt of billing.

If PNOC-EDC disputes the amount specified in any invoice, it shall so inform the Operator within seven (7) days following the receipt of such invoice. If the dispute is not resolved by the due date, PNOC-EDC shall pay the undisputed amount on or before such date and the disputed amount shall be resolved as soon as is reasonably practicable following the due date for such invoice.


8.6  PAYMENTS NET OF VALUE ADDED TAX & OTHER TAXES

All amounts payable to the Operator shall be made free and clear of all present and future taxes, levies, imposts, stamp, duties or other fees or charges imposed thereon by the Authorities except that any such amounts shall be paid without the applicable Value Added Tax thereon which the Operator shall bill separately and the amount of which shall be paid by PNOC-EDC. Each sum payable shall be increased so as to ensure that after PNOC-EDC has deducted therefrom any and all taxes or charges required to be deducted therefrom by PNOC-EDC there remains a sum equal to the amount that would have been payable to the Operator had there been no requirement to deduct or withhold such taxes or other charges. PNOC-EDC shall be responsible for the payment of all taxes imposed by the Authorities on the Operator or the Power Plant, including real estate taxes in respect of the Site and the buildings and other improvements thereon including the Power Plant, but not (i) corporate income tax on the Operator, (ii) taxes on dividends or profits remitted from the Philippines by the Operator, and (iii) reasonable construction and permit fees and charges not exceeding $50,000.


ARTICLE 9 BUYOUT

9.1  BUYOUT CONDITIONS

If,

(a) during the Cooperation Period in the reasonable opinion of PNOC-EDC or the Operator, material changes in policies, laws and regulations, including taxes, of the Authorities adversely affect the operation of the Power Plant or the after-tax cash flow of the Operator; or

(b) prior to the Cooperation Period, the provisions of Subsections 3.3(a), 4.4, 4.5, 4.6.2 or 13.4 make this Article 9 applicable; or

(c)  PNOC-EDC fails to make any payments when due of the Capacity
Fee or Energy Fee; or

(d) during the Cooperation Period, a Material Shortfall causes the alternate pricing provisions described in Section 7.1(c), or a Material Shortfall or an Interconnection Failure causes the exclusions of certain outages from the definitions of Outage and Outage Day, which effects account for 25% or more of billings during three or more consecutive Billing Periods or the Parties fail to agree on the terms under which this Agreement may be continued in accordance with the provisions of Section 13.4; or

(e) at any time during the effectivity of this Agreement, PNOC-EDC or NAPOCOR is privatized in whole or in part or reorganized, or the events defined in Article 19 shall occur,

then PNOC-EDC or the Operator as the case may be shall notify the other Party of the occurrence of any of the forgoing events and the Parties shall promptly meet and endeavour to make amendments to the Agreement and agree to such amendments. If, after ninety (90) calendar days, or sixty (60) calendar days in case of Section 9.1(c), since such changes become effective, no such agreement has been reached, either Party may require a buyout of the Operator's Power Plant by PNOC-EDC. If either Party determines that such an impasse has been reached, that Party may deliver written notice to the other Party requiring a buyout under this Article 9 provided that for purposes of Section 9.1(a) above an adverse effect on the Operator's after-tax cash flow shall refer to any adverse change in the Operator's cash flow (after taxes) for any taxable year, as confirmed by an independent auditor agreeable to both Parties and provided that in case of Section 9.1(c) above only the Operator shall have the right to require a buyout. If the Parties cannot promptly reach a definitive, written agreement embodying the terms of a buyout (notably the Buyout Price and payment terms), Article 20 shall apply.

9.2  BUYOUT PRICE

The purchase price (Buyout Price), in Dollars, of the Power Plant as a result of the buyout shall be

(a) prior to the Cooperation Period, the Operator's actual costs and disbursements in performing its obligations under this Agreement, as estimated by an independent accountant jointly appointed by the Parties, including, without limitation, commitment fees, interest and other amounts paid to or owed to lenders or vendors, plus ten percent (10%) return on equity; or

(b)  during the Cooperation Period, the sum of:

(i) the net present value of the stream of payments for the Service Fee for Return on Investment (as at the date of the buyout) for the remaining term of the Cooperation Period, multiplied by the SFR Factor set forth in the following table:

If the buyout occurs during Project Year:
SFR FACTOR:

                                    1
     1.0
                                    2
     0.9
                                    3
     0.8
                                    4
     0.7
                                    5
     0.6
                                    6
     0.5
                                    7
     0.4
                                    8
     0.3
                                    9
     0.2
                                   10
     0.1

(Where Project Year means the twelve-month period from the anniversary of the Commercial Operation Date in one year until, but not including, the anniversary date of the Commercial
Operation Date in the following year. Project Year 1 commences on the Commercial Operation Date and Project Year 10 ends on the
Transfer Date.)

plus

(ii) the net present value of the stream of payments for the Capital Cost Recovery Fee for the remaining term of the Cooperation Period,

in the case of both clauses (i) and (ii) on the basis of the last
Nominated Capacity, and using a discount rate equal to the Commercial Interest Reference Rate (CIRR) for the Dollar published by the Organization for Economic Cooperation and Development (OECD) in effect on the Effectivity Date.

In calculating disbursements in accordance with clause (a), amounts disbursed by lenders shall be prima facie evidence of actual disbursements and interest accrued (whether or not paid) shall be deemed actual disbursements. The actual rates of interest payable to lenders shall be the interest rate attributable to that portion of the Buyout Price.

9.3  PAYMENT TERMS

The Buyout Price shall be payable by PNOC-EDC within sixty (60) calendar days after either Party requires a Buyout pursuant to
Section 9.1.

9.4  TRANSFER PROVISION

In respect of any transfer of ownership of the Power Plant pursuant to the conditions stated above, the provisions on transfer of ownership in Article 12 hereof shall apply thereto.


ARTICLE 10 REPRESENTATIONS & WARRANTIES OF THE
PARTIES

10.1  CORPORATE EXISTENCE

CE Philippines Ltd. represents that it is a corporation duly organized and existing under the laws of Bermuda and that it has the corporate power and authority to execute, deliver and carry out the terms and conditions of this Agreement.

California Energy Company Inc. represents that it is a corporation duly organized and existing under the laws of the State of Delaware and that it has the corporate power and authority to execute, deliver and carry out the terms and conditions of this Agreement.

10.2  GOVERNMENT AUTHORISATIONS

The Operator represents and warrants that by the Effectivity Date it will take all necessary corporate action and will secure or cause to be secured all orders, consents or approvals, permits and licenses (other than the Environmental Compliance
Certificate) required by the Authorities to construct and own the Power Plant, except for certain items notified to PNOC-EDC in writing (which writing shall summarize in reasonable detail the Operator's actions, those requested of PNOC-EDC, and the current status of the application or similar proceeding).

10.3  INDEMNIFICATION

10.3.1  INDEMNITY BY THE OPERATOR

(a) The Operator shall hold free and harmless and defend PNOC-EDC from any and all actions, claims, liabilities and suits for losses and damages to properties of other contractors and/or third parties arising in the prosecution of the Agreement and caused by the Operator's negligence.

(b) The Operator shall hold free an harmless, and defend PNOC-EDC, its officers, agents and employees, from liability, damages or obligations of any nature or kind, including costs and expenses, on account of any copyrighted or uncopyrighted composition, secret process, patented or unpatented invention, article, method or appliance manufactured or used by the Operator in the performance of the Agreement.

(c) Any fines or other penalties related to the Project incurred by the Operator or its agents, employees or subcontractors for non-compliance by the Operator or its employees, agents or subcontractors with the laws, rules, regulations or ordinances shall be the exclusive responsibility of the Operator. If fines, penalties, or legal costs are assessed against PNOC-EDC by the Authorities or any court due to willful or negligent non-compliance by the Operator with any laws, rules, regulations or ordinances with which compliance is required herein, or if the operation of the Power Plant is suspended or stopped by order of any Authority or court due to the Operator's willful non-compliance with any such laws, rules, regulations or ordinances, the Operator shall indemnify and hold harmless PNOC-EDC against any and all losses, liabilities, damages, and claims (other than consequential damages not paid to third parties) suffered or incurred by PNOC-EDC because of the willful failure of the Operator to comply therewith. The Operator shall also reimburse PNOC-EDC for any and all legal or other expenses (including reasonable attorney's fees) reasonably incurred by PNOC-EDC in connection with such willful losses, liabilities, damages or claims.

10.3.2  INDEMNITY BY PNOC-EDC

PNOC-EDC shall hold free and harmless and defend the Operator, its officers and employees harmless against any claims of any person who directly or indirectly suffers or is injured by the performance by the Operator of the obligations under this Agreement, including damage or injury as a result of an interruption of electricity supply or any other disruption or surge of electricity supply and the Operator's, its officers', agents' or employees' actions or omissions in connection therewith, not arising solely out of the Operator's negligence.

10.4  WARRANTY AGAINST CORRUPTION

The Operator hereby warrants that it or its representatives has/have not given or promised to give any money or gift to any employees/official of PNOC-EDC to influence the decision regarding the awarding of this Agreement nor has the Operator and/or its representatives exerted or utilized any unlawful influence to solicit or secure this Agreement through an agreement to pay a commission, percentage, brokerage, or contingent fee. The Operator agrees that breach of this warranty shall be sufficient ground for the Philippine National Oil Company or its affiliate to deduct, at its/their discretion, such commission, percentage, brokerage, or contingent fees from the contract price without prejudice to the Operator or any person's civil or criminal liability under the Anti-Graft and Corrupt Practices Act and other applicable laws.


ARTICLE 11 INSURANCE

The Operator shall, at its own expense, obtain and maintain in force insurance as specified in Sections 11.1 and 11.2. The Operator shall provide to PNOC-EDC evidence of this insurance. In particular, evidence of the insurance required to be held during the Cooperation Period shall be furnished prior to commencing initial performance testing of the Power Plant.

11.1  INSURANCE DURING CONSTRUCTION

From the Effectivity Date until the commissioning of the Power
Plant, the Operator shall, at its own expense, obtain and maintain in force the following insurance:

(a) All Risk Marine Insurance in respect of plant and equipment to be imported into the Philippines;

(b) All Risks "Builder's Risk Insurance" to cover the entire works from any and all kinds of damages customarily covered; and

(c) "Third Party Liability Insurance" to cover injury to or death of persons including those of PNOC-EDC or damages to property including those of PNOC-EDC caused by the works or by the Operator's vehicles, tools and/or equipment or personnel including its subcontractors;

11.2  INSURANCE DURING COOPERATION PERIOD

The Operator, at its own expense, shall keep the Power Plant insured against accidental damage from all normal risks and to a level normal for prudent operators of facilities similar to the Power Plant. In addition, the Operator shall secure adequate insurance cover for its employees as may be required by law.


ARTICLE 12 TRANSFER OF OWNERSHIP

12.1  TRANSFER OF TITLE

Title to the Power Plant shall automatically vest in PNOC-EDC on the Transfer Date, subject to performance by PNOC-EDC of all of its obligations under this Agreement. The Power Plant shall be transferred free and clear of any liens or encumbrances except those caused by PNOC-EDC. The Operator shall execute such documents as may be reasonably necessary to effect the transfer of the title to PNOC-EDC.

12.2  COSTS & EXPENSES

The Operator shall pay for all costs and expenses including but not limited to documentation, fees and taxes incurred in connection with the transfer referred to in Section 12.1 hereof not to exceed $50,000.00 in the aggregate.

12.3  TRAINING OF PNOC-EDC STAFF

During a minimum period of twelve (12) months prior to the Transfer Date, the Operator shall provide training in operation and maintenance of the Power Plant for PNOC-EDC staff. This training shall be provided in accordance with a programme to be agreed between PNOC-EDC and the Operator and shall be provided at no cost to PNOC-EDC.

PNOC-EDC may offer to the Operator to take over the employment of such of the Operator's operating and maintenance staff employed on the Power Plant at the end of the Cooperation Period as PNOC-EDC may, at its own sole discretion, consider suitable for employment with PNOC-EDC.

12.4  CONDITION OF POWER PLANT ON TRANSFER

Within a period of six (6) months prior to the Transfer Date, the Operator shall undertake performance and efficiency testing of the Power Plant as specified in Annex D to demonstrate to the reasonable satisfaction of PNOC-EDC the satisfactory condition of the Power Plant for continued operation for the remaining duration of the specified design life.

Subject to the provisions of Article 13, if the total tested capacity of all generating units (receiving the appropriate Geothermal Fluid complying with the Geothermal Fluid Specifications) shall prove to be less than the Contracted Capacity, or if the Net Plant Steam Rate shall prove to be more than the Guaranteed Net Plant Steam Rate, PNOC-EDC shall be entitled to claim a portion of the Operation Performance Bond to collect a final arbitral decision pursuant to Article 20, in an amount equal to the percentage variance of such total tested capacity from the Contracted Capacity and actual Net Plan Steam Rate from the Guaranteed Net Plant Steam Rate, in each case, multiplied by the amount of the Operation Performance Bond, without prejudice to other remedies available.

The provisions of the immediately preceding paragraph shall not apply in the event that the guaranteed performance is not achieved during the above six (6) month period due to an event of Force Majeure. In that event, the Operator shall remit to PNOC-EDC all proceeds to insurance paid on the Power Plant less costs related to such event.

ARTICLE 13  FORCE MAJEURE

13.1  FORCE MAJEURE

Subject to the provisions of Section 13.3 no failure or omission to carry out or observe any of the terms, provisions or conditions of this Agreement shall give rise to any claim by any Party against any other Party hereto, or be deemed to be a breach or default of this Agreement if the same shall be caused by or arise out of:

(a) (other than as referred to in subparagraph (b) below), any war, declared or not, or hostilities, or belligerence, blockade, revolution, insurrection, riot, public disorder, expropriation, requisition, confiscation, or nationalization, export or import restrictions by any Authorities, closing of harbours, docks, canals, or other assistances to or adjuncts of the shipping or navigation of or within any place, rationing or allocation, whether imposed by law, decree or regulation by, or by compliance of industry at the insistence of any governmental authority, or fire, unusual flood, earthquake, storm, lightning, tide, (other than normal tides), tidal wave, perils of the sea, accidents of navigation or breakdown or injury of vessels, accidents to harbours, docks, canals or other assistance to or adjuncts of the shipping or navigation, epidemic, quarantine, strikes or combination of workmen, lockouts or other labour disturbances, or any other event, matter of thing, wherever occurring, which shall not be within the reasonable control of the Party affected thereby; or

(b) war, declared or not, or hostilities involving the Authorities, or belligerence, blockade, revolution, insurrection, riot, public disorder, expropriation, requisition, confiscation or nationalization by or involving the Authorities, export or import restrictions by the Authorities, closing of harbours, docks, canals, or other assistances to or adjuncts of the shipping or navigation of or within the Republic of the Philippines, rationing or allocation, whether imposed by law, decree or regulation by, or by compliance of industry at the insistence of the Authorities, or any other event, matter or thing, wherever occurring, which shall be within the reasonable control of PNOC-EDC or the Authorities.

each of the foregoing events, matters or things being called "Force Majeure" in this Agreement; provided that,

(i)  The affected Party gives the other Party within forty eight
(48) hours a written notice describing the particulars of the occurrence;
(ii) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(iii) The affected Party uses its best efforts to remedy its inability to perform; and

(iv) When the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other
Party written notice to that effect.

13.2  RESPONSIBILITY FOR DAMAGES

Damages or injuries to persons or properties resulting from a Force Majeure event during the performance of the obligations provided for in this Agreement shall not relieve the Operator of the responsibility to bear the cost of the damage or injuries caused by the Operator's negligence.

13.3  OBLIGATION OF PNOC-EDC

Except in respect of Force Majeure referred to in Section
13.1(a), (other than Force Majeure causing an Interconnection
Failure or affecting the ability of PNOC-EDC to deliver the Geothermal Fluid), Force Majeure shall not excuse PNOC-EDC from its obligation to pay the Capacity Fee.

13.4  REMEDIES

Except as otherwise provided, in no event shall any condition of Force Majeure extend this Agreement beyond its stated term. If any condition of Force Majeure delays a Party's performance for a period greater than ninety (90) days, the Party affected by such Force Majeure may suspend this Agreement. If the Force Majeure prevents a Party's performance for a period greater than one hundred eighty (180) days, the Parties hereto shall meet to discuss the basis and terms upon which the arrangements set out in this Agreement may be continued. The Parties hereto shall consult with each other and take all reasonable steps to minimize the losses of either Party resulting from Force Majeure. If no mutually acceptable agreement is reached or implemented within ninety (90) days from the date of first meeting, the provisions of Article 9 shall apply.

ARTICLE 14  SUSPENSION, ABANDONMENT AND TERMINATION

14.1  SUSPENSION OF PAYMENT

Subject to the provisions of Article 13, payments under this Agreement, upon written request of the Operator, and for a period reasonably required to replace or repair the Power Plant, may be suspended if the Operator is temporarily unable to produce the electricity contracted for due to physical destruction of or damage to the Power Plant.

14.2  ABANDONMENT

14.2.1  ABANDONMENT DURING CONSTRUCTION

The construction of the Power Plant shall be deemed abandoned under any of the following circumstances:

(a) the Operator, through a written notice to PNOC-EDC, terminates construction of the Power Plant other than by reason of Force Majeure or for reasons not attributable to the Operator; or

(b) the Operator fails (other than by reason of Force Majeure or for reasons not attributable to the Operator) to place an order for the long lead items (turbo-generators) on the date which is thirty
(30) months prior to the Completion Date, provided however that such date is not earlier than one hundred twenty (120) days from the Effectivity Date, in accordance with and subject to any extensions provided in Subsection 4.1.1; or

(c) the Operator fails (other than by reason of Force Majeure or for reasons not attributable to the Operator) to resume work (i) within one hundred twenty (120) calendar days following receipt of insurance proceeds relating to, and in amounts sufficient to cover loss or damage arising from, Force Majeure, or (ii) if there is no material damage to the Power Plant, within 120 calendar days following the termination or cessation of a Force Majeure situation, provided that a notice of such termination or cessation was given by PNOC-EDC to the Operator; or

(d) subject to the provisions of Article 13 and except for reasons not attributable to the Operator, the Commercial
Operation Date does not occur within one hundred twenty (120) calendar days following the Commercial Operation Date as specified in Subsection 4.1.1, as the same may be adjusted in accordance with this Agreement.

If construction of the Power Plant is deemed abandoned in accordance with this Subsection 14.2.1, PNOC-EDC may terminate this Agreement by giving the Operator not less than fifteen (15) days prior written notice of its intention to so terminate this Agreement, which notice shall specify the reason for such termination. If the Operator has not commenced performance under paragraphs (a), (b) or (d) or work under paragraph (c) of this Subsection 14.2.1 before the expiration of such fifteen (15) day period, this Agreement shall immediately and automatically terminate. In case of termination under this Subsection 14.2.1 the Operator shall forfeit the Construction Performance Bond to PNOC-EDC and transfer, at no cost to PNOC-EDC, all of the Operator's right, title and interest in the Power Plant to PNOC-EDC, subject to any liens existing thereon on the date of such transfer. Upon such termination, forfeiture and transfer, the Operator shall have no further liability hereunder.

14.2.2  ABANDONMENT DURING COOPERATION PERIOD

The Power Plant shall be deemed abandoned during the Cooperation
Period under the following circumstances:

(a) the Operator, through a written notice to PNOC-EDC, terminates operation of the Power Plant except (i) for Force
Majeure or (ii) for reasons not attributable to the Operator; or

(b) the Operator fails to deliver energy to NAPOCOR on behalf of PNOC-EDC for a period of one hundred twenty (120) consecutive calendar days except (i) for Force Majeure or (ii) for reasons not attributable to the Operator; or

(c) subject to the provisions of Article 13 and except for reasons not attributable to the Operator, the Operator fails to commence reconstruction of the damaged Power Plant within one hundred twenty
(120) calendar days following receipt of insurance proceeds relating to, and in amounts sufficient to cover loss or damage arising from, Force Majeure or, if there is no material damage to the Power Plant, the Operator fails to resume delivery of energy to NAPOCOR on behalf of PNOC-EDC within one hundred twenty (120) days following the termination or cessation of Force Majeure; provided that a notice of such termination or cessation shall have been given by PNOC-EDC to the Operator.

If the Power Plant is deemed abandoned during the Cooperation Period in accordance with this Subsection 14.4.2, PNOC-EDC may terminate this Agreement by giving the Operator not less than fifteen (15) days prior written notice of its intention to so terminate this Agreement, which notice shall specify the reason for such termination. If the Operator has not commenced performance under paragraphs (a) or (b) or work under paragraph (c) of this Subsection 14.2.2 before the expiration of such fifteen (15) day period, this Agreement shall immediately and automatically terminate. Upon such termination, the Operator shall forfeit the Operation Performance Bond to PNOC-EDC and shall transfer, at not cost to PNOC-EDC, all of the Operator's right, title and interest in the Power Plant to PNOC-EDC, subject to any liens existing thereon on the date of such transfer, and the Operator shall have no further liability hereunder.

14.3  TERMINATION FOR FAILURE TO DELIVER ENERGY

From and after the Completion Date, in the event that, during any period of sixty (60) consecutive days, the Operator fails to deliver energy which is equal to at least seventy percent (70%) of the Contracted Capacity multiplied by the number of hours in the aforesaid period (as adjusted with the applicable Correction Curves and under Subsection 8.3.6) (the "Threshold Energy"), for any reason other than those events where no Outage is deemed to occur as enumerated in the definition of "Outage" under Section 1.1 of this Agreement (as confirmed by an independent third party expert appointed by PNOC-EDC and acceptable to the Operator), PNOC-EDC shall give the Operator written notice of such failure requiring the Operator to cure the failure within thirty (30) days following such notice (the "Notice Period"). If, during the Notice Period, the Operator still continuously fails to deliver the Threshold Energy for any reason other than those events referred to in the immediately preceding sentence, PNOC-EDC may, subject to the prior written consent of the lenders for the Project - which consent shall not be unreasonably withheld and provided that any lender with vested interest in the Operator (except where such interest is solely as lender to the Operator) shall not be entitled to withhold consent -
 terminate this Agreement by giving written notice thereof to the Operator, subject to the Operator's right to question such termination in accordance with Section 20(b); provided however that PNOC-EDC shall have no termination rights under this Section 14.3 if:

(a) the Operator has commenced to cure the shortfall in the Threshold Energy within the Notice Period and continues his efforts to cure, or

(b) the Operator elects, by written notice to PNOC-EDC, to keep this Agreement in full force and effect by payment to PNOC-EDC of
(i) any amount that PNOC-EDC is obligated to pay to NAPOCOR as a result of the Operator's inability to meet the energy requested by NAPOCOR from the Power Plant during any Billing Period and (ii) the cost of the steam corresponding to the energy shortfall from the Nominated Capacity times the number of hours in the same Billing Period using the steam price set forth in Subsection 8.4.2 as escalated in accordance with Subsection 8.4.4 and using the Guaranteed Net Plant Steam Rate, such payments to be invoiced by PNOC-EDC on a monthly basis and paid for by the Operator not later than five (5) working days after the end of the Billing Period.

If, at any time, the Operator fails to remit amounts in accordance with Section 14.3 (b) to PNOC-EDC, then PNOC-EDC shall have the right to terminate this Agreement on the fifteenth (15th) day next succeeding the day on which such amounts are due. Notwithstanding the foregoing, if PNOC-EDC has not given the Operator not less than five (5) working days' prior written notice of any amoun due, then the Operator shall have no obligation to pay such amounts to PNOC-EDC and PNOC-EDC shall have no right to terminate this Agreement if the Operator fails to pay.

Upon such termination, the Operator shall forfeit the Operation Performance Bond to PNOC-EDC and shall transfer, at no cost to PNOC-EDC, all of the Operator's right, title and interest in the Power Plant to PNOC-EDC, subject to any liens existing thereon on the date of such transfer, and the Operator shall have no further liability hereunder.

14.4  IMPROPER TERMINATION

In the event that an arbitration tribunal finds that any termination of this Agreement and the forfeiture by PNOC-EDC of the Construction Performance Bond or the Operation Performance Bond, as the case may be, is improper, PNOC-EDC shall immediately pay to the Operator the Buyout Price set forth Section 9.2(a) or 9.2(b), as the case may be, determined as of the date on which this Agreement was terminated.

ARTICLE 15  SEVERAL OBLIGATIONS

Except where specifically stated in the Agreement to be otherwise, the duties, obligations, and liabilities of the Parties are intended to be several and not joint or collective.
Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture among the Parties. Each Party shall be liable individually and severally for its own obligations under this Agreement.

ARTICLE 16  COMMUNICATIONS AND NOTICES

16.1  COORDINATION MEETINGS

Coordination meetings between the Operator, PNOC-EDC and NAPOCOR personnel shall be conducted for purposes of clarifying problems that may arise during prosecution of the work and throughout the Cooperation Period.

In addition, throughout the term of this Agreement representatives of PNOC-EDC and the Operator shall meet regularly at not less than yearly intervals to discuss the progress of the Project and the operation of the Power Plant in order to ensure that the arrangements between the Parties proceed on a mutually satisfactory basis. Representatives of NAPOCOR may be invited to attend any such meeting.

The site of such meetings shall be mutually agreed upon by both
Parties. All expenses to be incurred by each of the Parties and NAPOCOR shall be for its own account.

16.2  COMMUNICATIONS AMONG PARTIES

All formal communications shall be made in writing.

Any communication made by PNOC-EDC to the Operator's designated representative at the Site will be considered as made to the Operator.

16.3  NOTICES

Any notice or communication required to be in writing hereunder shall be given by any of the following means: registered mail, telex or telefax, courier or personal delivery. Such notice or communication shall be sent to the respective Parties at the address listed below. Any notice given by registered mail or courier shall be considered sent upon posting and the same shall be considered received upon its acknowledgement.

In the case of Operator to:

The President
CE International
c/o California Energy Company
10831 Old Mill Road
Omaha, Nebraska  68154
USA

Telefax+1-402-334-3746

In the case of PNOC-EDC to:

Executive Vice President
PNOC-Energy Development Corporation
Merritt Road
Fort Bonifacio
Makati, Metro Manila
Philippines

Telex No.22666 EDC PH
Telefax.+63-2-815 2747

Either Party may, by written notice to the other, change the representative or the address to which such notices and communications are to be sent.

ARTICLE 17  NON-WAIVER

None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist, in any one or more instances, upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

ARTICLE 18  ASSIGNMENT

(a) Except as provided under Section 18(b), the Operator shall not assign or transfer any or all of its rights and obligations under this Agreement without the prior written consent of PNOC-EDC. Any such assignment or transfer made without such prior written consent shall be null and void. Consent for such assignment or transfer may not be unreasonably withheld, provided that, in the reasonable opinion of PNOC-EDC, the assignee or transferee possesses all the legal, financial and technical qualification required to operate and maintain the Power Plant. Notwithstanding any of the foregoing, the Operator may assign all of its right, title and interest in and to or arising out of or in connection with this Agreement as security for the financing of the Power Plant subject to the consent of PNOC-EDC, which consent shall not be unreasonably withheld.

(b) All obligations under this Agreement which the Operator agrees to be responsible for hereunder shall be assumed by Newco which shall undertake to perform the Operator's obligations to perform such work and in consideration of which shall be paid all fees payable to the Operator under this Agreement. Newco, in carrying out such work and receiving the fees payable to the Operator under this Agreement, shall act on its own behalf and for its own benefit, and not as an agent or representative of the Operator.
For such purpose, PNOC-EDC, the Operator and Newco shall execute and deliver the Accession Undertaking, upon the effectiveness of which Newco shall become a party hereto without the need of any further action on the part of the Operator and, the rights and obligations of PNOC-EDC and the Operator under this Agreement shall be transferred and amended in accordance with the terms of the Accession Undertaking, as fully as if Newco had executed this Agreement as amended by the terms of the Accession Undertaking.

ARTICLE 19  PRIVATISATION ASSURANCES

In the event that either of the common stock or other equity interests in PNOC-EDC or NAPOCOR, or any other portion of their assets or business activities are sold or otherwise transferred or announced to be sold or otherwise transferred, or any merger or other corporate reorganization (or a series of any of the above) occurs, and:

(i) results in a real or purported assignment of rights or assumption of obligation under this Agreement; or

(ii) substantially and adversely changes the net assets, projected profits, projected net cash flow from operations, or otherwise would prompt a reasonable person to conclude that the ability of the relevant entity to duly perform its obligations hereunder on a timely basis had been materially and adversely affected;

then the Operator shall have the right to request reasonable assurances from PNOC-EDC, NAPOCOR and the Authorities that the Operator's rights and net economic returns under this Agreement are preserved and that PNOC-EDC's ability to fully and satisfactorily comply with its obligations under this Agreement is not impaired. If so mutually agreed, written resolution of the issues is reached within ninety (90) days, then the provisions of Article 9 shall apply. If the ability of PNOC-EDC to fund any resulting buyout is in question, PNOC-EDC shall exercise any rights it may have to cause NAPOCOR or other third-party to buyout PNOC-EDC paying the proceeds directly to the Operator.

ARTICLE 20  DISPUTE RESOLUTION

As much as possible, disputes shall be settled amicably between the Parties. The Parties each hereby elect binding arbitration as their sole and exclusive remedy for any claim arising under this Agreement or in any way related to the Project.

(a) The Parties agree that in the event that there is any dispute or difference between them arising out of this Agreement or in the interpretation of any of the provisions hereof, they shall endeavour to meet together in an effort to resolve such dispute by discussion between them. But failing such resolution, the Chief Executives of PNOC-EDC and the Operator shall meet to resolve such dispute or difference, and the joint decision of such Chief Executives shall be binding upon the parties hereto. In the event that a settlement of any such dispute or difference is not reached pursuant to this subclause, then arbitration under the next following subclause shall apply.

(b) Where any dispute is not resolved as provided for in the preceding subclause, then the Parties shall enter into binding arbitration procedures under the rules of conciliation and arbitration of the International Chamber of Commerce. Such arbitration shall take place in Singapore before a tribunal of three English speaking arbitrators, one to be chosen by each of the Operator and PNOC-EDC, and the third to be chosen by the two first selected. The arbitration proceedings shall be conducted in the English language.

(c) To the extent that PNOC-EDC may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgement or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to itself or its assets any immunity (whether or not claimed) PNOC-EDC agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

(d) This Article 20 shall survive the termination of this Agreement.


ARTICLE 21  (RESERVED)


ARTICLE 22  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with Philippine Law.

ARTICLE 23  SEPARABILITY

If any part or parts of this Agreement shall be declared invalid by competent courts, the other parts hereof shall not thereby be affected or impaired.
ARTICLE 24  DURATION OF THE AGREEMENT

Except as otherwise provided herein, this Agreement shall be from the Effectivity Date up to the earlier of the Transfer Date or Termination Date.


ARTICLE 25  EFFECTIVITY

25.1  PNOC-EDC CONDITIONS ON THE OPERATOR

It shall be a condition precedent to the effectivity of this Agreement that the following are submitted by or on behalf of the Operator to PNOC-EDC (except for such documents the submission of which is waived by PNOC-EDC).

(a) a copy of the certificate of registration of NEWCO with the Board of Investments, as certified by an authorized officer of the Operator in a manner satisfactory to PNOC-EDC.

(b) a copy of the Articles of Incorporation of NEWCO established by CE Philippines Ltd. and by California Energy Company Inc. as registered with the Philippine Securities and Exchange
Commission, certified by the corporate secretary of Newco in a manner satisfactory to PNOC-EDC.

(c)  a copy of the Articles of Incorporation of CE Philippines
Ltd., and evidence that it is a wholly owned subsidiary of California Energy Company, Inc.

25.2  OPERATOR CONDITIONS ON PNOC-EDC

It shall be a condition precedent to the effectivity of this Agreement that the following are submitted by or on behalf of PNOC-EDC to the Operator (except for such documents the submission of which is waived by the Operator).

(a) copies of the Articles of Incorporation and By-Laws of PNOC-EDC, and of resolutions of its Board of Directors authorizing the execution, delivery and performance by PNOC-EDC of this Agreement and the Accession Undertaking, each certified by the corporate secretary of PNOC-EDC in a manner satisfactory to the Operator;

(b) a certificate of the corporate secretary of PNOC-EDC confirming that all necessary corporate and other approvals and action have been duly obtained and taken for the execution, delivery and performance by PNOC-EDC of this Agreement and the Accession Undertaking;

(c) a true copy of the Memorandum of Understanding and Power Purchase Agreement executed between PNOC-EDC and NAPOCOR, less such sections that PNOC-EDC deems to be of a confidential nature and do not relate or pertain to the rights of the Operator under this Agreement;

(d) copies of resolutions of the Board of Directors of each of PNOC-EDC and NAPOCOR authorizing the execution, delivery and performance by each of PNOC-EDC and NAPOCOR of the Power Purchase
Agreement;

(e)  confirmation that from the Effectivity Date to the Transfer
Date (i) PNOC-EDC has ownership of or the right to use the Site and
(ii) that the Operator has the right to use the Site on terms and conditions satisfactory to the Operator.

(f) copies of such consents, licenses, permits, approvals and registration by or with the Authorities as may be necessary to ensure the validity and enforceability of this Agreement and to permit PNOC-EDC and the Operator to perform its obligations of this Agreement, including

(i) a Performance Undertaking executed in behalf of the Republic of the Philippines by the Secretary or any of the Undersecretaries of Finance named in the President of the Republic of the Philippines' Full Power Authorization, to guarantee the performance by PNOC-EDC of its obligations under this Agreement, such Performance Undertaking to be substantially in the form of Annex K (together with any changes requested by financial institutions lending funds for the financing of the Power Plant) and acceptable to the Operator;

(ii) an opinion by the Department of Justice confirming the validity, enforceability and binding effect of the Performance
Undertaking;

(iii) Central Bank approval for PNOC-EDC to make foreign currency payments to the Operator and for any foreign currency loans to be made by financial institutions for the purpose of repaying any loans extended to the Operator and for meeting the capital requirements of the Project;

(iv) the Environmental Compliance Certificate issued by the Department of Environment and Natural Resources;

(v)  registration of PNOC-EDC as a Block Power Production
Facility under Executive Order No. 215;

(vi) an opinion by the National Electrification Administration and the Energy Regulatory Board confirming that the operation by the Operator of the Power Plant will not constitute a public utility so as to require a franchise, certificate of public convenience and other similar license;

(vii) National Economic Development Authority certification that the project is a high priority economic project for power development which is financed by or through foreign funds, and Investment Coordinating Committee approval of the Project; and

(viii)  an endorsement by the City or Regional Development
Council for the City or Region of the Project to the National
Economic Development Authority; and approval of the Project by the
Provincial Government of Leyte and, if       applicable, the
Municipal Government where the Site is located.

25.3  OTHER CONDITIONS

It shall be a condition precedent to the effectivity of this Agreement that the following is obtained or delivered by the
Operator:

(a) Board of Investments registration of NEWCO as a pioneer enterprise, approval for the incentives set forth in Annex J and endorsement to by the Department of Justice for foreign nationals to be employed in supervisory, technical and advisory positions in the Project.

(b) confirmation by the Operator of the availability of financing or funding at terms and conditions acceptable to the Operator, such as written commitments or letters of intent, in accordance with the practice of each lender and of insurance for the Operator's equity investments.

(c) agreement between the Parties regarding testing procedures in accordance with Section 5.1 and Annex D.

25.4  MUTUAL COMMITMENT

The Parties mutually commit to do all things and to execute all documents necessary to achieve the Effectivity Date on July 1, 1994.

25.5  FULFILLMENT OF WAIVER

Upon the fulfillment or waiver of each individual condition precedent enumerated in Sections 25.1, 25.2 and 25.3, each of PNOC-EDC and the Operator shall certify in writing within seven (7) days the fulfillment or waiver of such a condition precedent.

Upon fulfillment or waiver of all the conditions precedent enumerated in Sections 25.1, 25.2 and 25.3, each of PNOC-EDC and the Operator shall certify in writing that all the conditions enumerated in Section 25.1 (in the case of PNOC-EDC) and Sections
25.2 and 25.3 (in the case of the Operator) have been fulfilled or waived. If by July 1, 1994, one or more conditions in Sections 25.1, 25.2 and 25.3 have not been fulfilled or waived by PNOC-EDC or the Operator, as the case may be, the Parties shall consult each other in good faith with the view to achieving the Effectivity Date. If a mutually acceptable arrangement is not reached and implemented on or prior to July 15, 1994, either Party may terminate its commitments under this Agreement, and such Party shall reimburse the other Party for all costs and expenses incurred by the latter in respect of this Agreement. Upon termination of this Agreement PNOC-EDC shall return the Bid Bond to the Operator.

IN WITNESS WHEREOF, the parties hereto have set their hands this eighteenth day of September, 1993 at Makati, Metro Manila,
Philippines.

CE PHILIPPINES LTD.    CALIFORNIA ENERGY       PNOC-Energy
Development            COMPANY INC.            Corporation

/s/ Donald M. O'Shei  /s/ Donald M. O'Shei     /s/ Monico V. Jacob
   President             Vice President           President


Signed in the presence of:

/s/ James D. Stallmeyer    /s/ James D. Stallmeyer


/s/ Nazario C. Vasquez


                                           Exhibit 10.100 (Cont.)


FIRST AMENDMENT TO 180 MW POWER PLANT - MAHANAGDONG AGREEMENT


     THIS FIRST AMENDMENT TO 180 MW POWER PLANT - MAHANAGDONG AGREEMENT (this "Amendment") is made as of June 22, 1994, between PNOC-EDC ENERGY DEVELOPMENT CORPORATION, a wholly owned subsidiary of the Philippine National Oil Company, organized and existing under Philippine law ("PNOC-EDC"), CE PHILIPPINES LTD., a Bermuda corporation and CALIFORNIA ENERGY COMPANY, INC., a Delaware corporation (collectively, the "Operator").

    A.  PNOC-EDC and the Operator are the parties to that certain
180 MW Power Plant - Mahanagdong Agreement dated September 18, 1993 (the "Original Agreement"), concerning the development and operation of a 180 MW (gross) geothermal power production facility in Leyte Province, the Philippines. All capitalized terms not defined herein shall have the meanings given them in the Original Agreement.

    B. PNOC-EDC and the Operator each acknowledge that some but not all of the conditions to "Effectivity" of the Original
Agreement set forth in Sections 25.1, 25.2 and 25.3 of the Original Agreement have been fulfilled.

    C. PNOC-EDC and the Operator recognize that additional time is needed in order to fulfill the remaining conditions to Effectivity set forth in Sections 25.1, 25.2 and 25.3 of the Original Agreement.

    D. Section 25.5 of the Original Agreement provides, inter alia, that if by July 1, 1994, one or more of the conditions set forth in Sections 25.1, 25.2 and 25.3 have not been fulfilled or waived by PNOC-EDC or the Operator, as the case may be, PNOC-EDC and the Operator shall consult in good faith with a view to achieving Effectivity.

    E.  PNOC-EDC and the Operator wish to amend the Original
Agreement as more fully set forth in this Amendment.

    NOW THEREFORE, the parties hereto, intending to be legally bound, and to bind their successors and assigns, agree as follows:

    1.  Amendment of Section 25.4 of the Original Agreement.
Section 25.4 of the Original Agreement is hereby amended to read in its entirety as follows:

The Parties mutually commit to do all things and to execute all documents necessary to achieve the Effectivity Date on or before July 31, 1994.

    2. Amendment of Section 25.5 of the Original Agreement. The second paragraph of Section 25.5 of the Original Agreement is hereby amended to read in its entirety as follows:

Upon the fulfillment or waiver of all the conditions precedent enumerated in Sections 25.1, 25.2 and 25.3, each of PNOC-EDC and the Operator shall certify in writing that all the conditions enumerated in Section 25.1 (in the case of PNOC-EDC) and Sections
25.2 and 25.3 (in the case of the Operator) have been fulfilled or waived. If by July 31, 1994 one or more conditions in Sections 25.1, 25.2 and 25.3 have not been fulfilled or waived by PNOC-EDC or the Operator, as the case may be, the Parties shall consult with each other in good faith with the view to achieving the Effectivity Date. If a mutually acceptable arrangement is not reached and implemented by August 15, 1994, either Party may terminate its commitments under this Agreement, and such Party shall reimburse the other Party for all costs and expenses incurred by the latter in respect of this Agreement. Upon termination of this Agreement, PNOC-EDC shall return the Bid Bond to the Operator.

3. General Ratification. Except as expressly amended hereby, all the terms and provisions of the Original Agreement are hereby ratified and confirmed and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First
Amendment to 180 MW Power Plant - Mahanagdong Agreement as of the date first above written.

PNOC-ENERGY DEVELOPMENT CORPORATION,
a wholly-owned subsidiary of the
Philippine National Oil Company

By:  /s/  NV
   Name: Nazario C. Vasquez
   Title: President

CE PHILIPPINES LTD.
a Bermuda corporation

By:  /s/  Donald M. O'Shei
   Name: Donald M. O'Shei
   Title: President

CALIFORNIA ENERGY COMPANY, Inc.
a Delaware corporation

By:  /s/  Donald M. O'Shei
   Name: Donald M. O'Shei
   Title: Vice President


CONSENT OF CE LUZON GEOTHERMAL POWER COMPANY, INC.

CE Luzon Geothermal Power Company, Inc., as the party to whom CE Philippines Ltd. and California Energy Company , Inc. will assign their rights and obligations as Operator under the Original Agreement pursuant to the Accession Undertaking, hereby consents to the terms of the foregoing First Amendment to 180 MW Power Plant - Mahanagdong Agreement.

CE LUZON GEOTHERMAL POWER COMPANY, INC.

By:  Donald M. O'Shei
   Name:  Donald M. O'Shei
   Title: President


ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES)
MAKATI, METRO MANILA       ) S.S.

BEFORE ME, this __ day of June, 1994, in Makati, Metro Manila, Philippines, personally appeared Nazario C. Vasquez with Residence Certificate No. 1326A779 issued on April 12, 1994 at Makati, Metro Manila, (and Donald M. O'Shei with United States of America Passport No. ____ issued on _______________ at ____________________, representing their respective companies) known to me to be the same persons who executed the foregoing agreement and they acknowledged to me that the same is their free corporate act and deed.

This instrument, consisting of three (3) pages plus this acknowledgment page, has been signed above their respective names on page 3 by the parties and initialed on the left hand margin of the other pages.

IN WITNESS WHEREOF, I have hereunto set my hand, the day, year and place above written.

Doc. No.______
Page No.______
Book No.______
Series of 1994.


July 12, 1994

Leyte Geothermal Project
180 MW Mahanagdong Power Plant

The President
CE Luzon Geothermal Power Company Inc.
10831 Old Mill Road
Omaha
Nebraska 68154
USA

Attn:  Mr. Donald M. O'Shei, Sr.

Dear Mr. O'Shei:

This letter is to confirm our agreement with CE Luzon Geothermal
Power Company Inc. (the "Operator") regarding land for the above project.

1. In the 180 MW Power Plant - Mahanagdong Agreement, dated September 18, 1993, as amended, (the "Agreement") between ourselves, the drawings in Annex A shall be replaced with the attached drawing No. 440-A4-CE-400, dated July 11, 1994, which sets forth the general location of the A and B sites within which the Mahanagdong Power Plant will be sited. This amendment shall not result in any additional charges under the Agreement from either Party to the other.

2. PNOC-Energy Development Corporation ("PNOC-EDC") shall assist the Operator and use its best efforts in locating public land of reasonable size and within a reasonable proximity to the Power Plant Site, at no cost to the Operator, for siting the residential village for the Operator's staff. If, notwithstanding PNOC-EDC's best efforts, no such public land is available, PNOC-EDC shall cooperate and use its best efforts to make available such other land for siting the residential village for the Operator's staff at a reasonable cost, which cost shall be to the Operator's account.

Please acknowledge your agreement with the foregoing in the space provided below, whereupon this letter shall be deemed to be an amendment to the Agreement.

Very truly yours,

/s/  Nazario C. Vasquez

NAZARIO C. VASQUEZ
President

Acknowledged and agreed to this 12th day of July, 1994, for CE
Luzon Geothermal Power Company Inc.

/s/  Donald M. O'Shei, Sr.
DONALD M. O'SHEI, Sr.
President


July 29, 1994

Nazario C. Vasquez
President
PNOC-Energy Development Corporation
PNPC Complex
Merritt Road, Fort Bonifacio
Makati, Metro Manila
Philippines

Re:  180 MW Power Plant - Mahanagdong Agreement (ECA)
     Test Procedures and Revised Interface Conditions

Dear Mr. Vasquez:

In accordance with the terms of the 180 MW Power Plant -
Mahanagdong Agreement, dated September 18, 1993, as amended (the
"ECA"), between ourselves, and in order to satisfy certain conditions to Effectivity, enclosed please find the following items:

1. Test Procedures, in accordance with Annex D to the ECA (attached hereto as Exhibit A);
2. ECA Interface Parameters, reflecting agreed upon revisions to the interface parameters of ECA Annex I (attached hereto as Exhibit
B); and,
3. Correction Curves, to replace in total the correction curves currently provided in the ECA, in accordance with Annex F to the ECA and consistent with the Interface Data, plus an amendment to Annex E, Contracted Capacity and Net Plant Steam Rate, subclauses E2.1 and E2.2 to correspond with the new correction curves (attached hereto as Exhibit C).

Items 2 and 3 (Exhibits B and C) represent the current reference points of understanding between the Parties, and may be modified by mutual agreement between the Parties during the detailed design phase of the Power Plant.

If the enclosed modifications reflect our mutual agreement, please acknowledge in the space provided below and initial each of the attached pages.

Sincerely,
CE Luzon Geothermal Power Company, Inc.

/s/  Donald M. O'Shei
Donald M. O'Shei, Sr., President

Acknowledged and agreed to this 29th day of July, 1994;

PNOC-Energy Development Corporation

/s/  Nazario C. Vasquez
Nazario C. Vasquez, President

FOURTH AMENDMENT TO 180 MW POWER PLANT - MAHANAGDONG AGREEMENT

This Fourth Amendment, dated March 3, 1995 ("Fourth Amendment"), is by and between CE Luzon Geothermal Power Company, Inc. ("CE Luzon"), a Philippine corporation, represented herein by its President, Mr. Donald M. O'Shei, Sr., who is duly authorized to represent it with respect to this Fourth Amendment, and PNOC-Energy Development Corporation ("PNOC-EDC"), a wholly owned subsidiary of the Philippine National Oil Company, a corporation created and organized under Presidential decree No. 334, as amended, represented herein by its President, Mr. Nazario C. Vasquez, who is duly authorized to represent it with respect to this Fourth Amendment.

WHEREAS, CE Philippines Ltd., California Energy Company, Inc. and PNOC-EDC have previously entered into that certain 180 MW Power Plant - Mahanagdong Agreement, dated as of September 18, 1993 (the "Original Agreement"), as amended by the First Amendment to 180 MW Power Plant - Mahanagdong Agreement dated June 22, 1994, that certain letter agreement between CE Luzon and PNOC-EDC dated July 12, 1994, and that certain letter agreement between CE Luzon and PNOC-EDC dated July 29, 1994 (collectively, the "ECA").

WHEREAS, the ECA was assigned to CE Luzon, as Operator, pursuant to that certain Accession Undertaking dated June 3, 1994, between CE
Luzon, CE Philippines Ltd., California Energy Company, Inc., and
PNOC-EDC.

WHEREAS, PNOC-EDC has requested by letter to CE Luzon dated December 12, 1994 an Elective Modification to provide for an increase in the maximum non-condensable gas concentration in the steam flow from 2.0% of total steam flow to 2.9% of total steam flow.

WHEREAS, PNOC-EDC and CE Luzon now desire to amend further the ECA to provide for an increase in the maximum non-condensable gas concentration in the steam flow from 2.0% of total steam flow to 2.9% of total steam flow and to provide for the elimination of the hydrogen sulphide (H2S) abatement system.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Section 1.  Definitions.

Any capitalized terms not defined herein shall have the respective meanings given to them in the ECA unless the context otherwise requires.

Section 2.  Amendment of Interface Data.

The Interface Data, attached to the ECA as Annex I, is hereby amended as follows:

(a)  The reference in section I3.1 Steam Supply to
    "Flow            1,354.32 tonne/hr"
     is deleted and replaced with
    "Flow            1,417.973 tonne/hr"

(b)  The reference in section I3.1 Steam Supply to
    "Non-Condensable Gas      Maximum    2.0% of total steam flow"
    is deleted and replaced with
     "Non-Condensable Gas     Maximum    2.9% of total steam flow"

(c)  The reference in section I3.2 Condensate Return to
     "Pressure     Normal       0.95 kg/cm2 abs
                   Maximum      3.13 kg/cm2 abs"
      and the associated two footnotes are deleted and replaced
with
     "Pressure     Normal       1.5 kg/cm2 gauge
                   Maximum      2.13 kg/cm2 gauge"

Section 3  Guaranteed Net Plant Steam Rate.

Annex E of the ECA is revised by striking Section E2 thereof and replacing it with a new Section E2.2 as attached in Annex A hereof and a new Section E2.1 which will be provided by the Operator in accordance with Section 9 of this Fourth Amendment.

Section 4  Modification to Design.

The Power Plant shall be designed consistent with the terms of the ECA, as modified by this Fourth Amendment, including the following modifications to the general design criteria subject to PNOC-EDC's rights under Article 4.6.2 of the ECA.

(a) The H2S abatement system provided for in the ECA is eliminated. Notwithstanding any provision of the Original Agreement to the contrary, no H2S abatement will be designed into the Power Plant, and all of the H2S from the Power Plant will be vented into the cooling tower plumes and/or through the vent silencer. All references to inclusion of an H2S abatement system as part of the Power Plant (except as provided in this Fourth Amendment) are hereby deleted.

(b) The non-condensate gas handling capability of the Power Plant will be designed to accommodate a maximum non-condensable gas concentration of 2.9% of total steam flow. The Power Plant will be designed so that ejector trains that are not required can be taken out of service when the non-condensable gas concentrations vary between 2.9% and 0%.

(c) The Guaranteed Net Plant Steam Rate at the 100% load case shall be as shown in Annex E of the ECA as modified in accordance with Section 3 hereof.

(d) The Power Plant shall incorporate the equipment and features specified in Annex B. Any changes in the equipment and features specified in Annex B shall only be made with the prior approval of PNOC-EDC, which approval shall not unreasonably be withheld.

(e) CE Luzon shall submit to PNOC-EDC on or before the 30th day after the date hereof an anticipated output curve for the Power Plant, showing anticipated Power Plant output for a range of non-condensable gas concentrations from 0% to 4% of total steam flow, it being agreed that the limit of normal operation of the Power Plant shall be at a non-condensable gas concentration of 2.9% of total steam flow and it being further agreed that the output shall not be guaranteed for operation at non-condensable gas concentrations greater than 2.9%. The anticipated output curve shall clearly indicate the effects of running different combinations of vacuum plant modules, including the effects of shutting down modules at non-condensable gas levels lower than 2.9% of total steam flow.

Section 5  Indemnity Regarding H2S.

Notwithstanding any provision of the ECA to the contrary, PNOC-EDC shall indemnity, defend and save harmless Ce Luzon, its affiliates and lenders and their respective shareholders, directors, officers, employees and agents, (collectively, the "Indemnified Parties") from and against any and all liabilities, damages, losses, claims, costs, expenses (including without limitation attorneys fees and expenses) and proceedings of any nature whatsoever that result from or arise out of the elimination of the H2S abatement system from the Power Plant and the venting of the H2S from the Power Plant in accordance with Section 4(a) hereof, including without limitation any personal injury, death, property damage, environmental remediation, fines, penalties, and the cost of installing an H2S abatement system in the future if required by any of the Authorities or applicable laws and regulations, including any change in said laws or regulations, provided that such indemnification shall not apply with respect to an Indemnified Party to the extent the indemnification shall not apply with respect to an Indemnified Party to the extent that indemnification arises as a result of the negligence or willful misconduct of such Indemnified Party, it being agreed that removal of the H2S abatement system and venting of the H2S in accordance with Section 4(a) hereof shall not be considered negligence or willful misconduct on the part of the Indemnified Parties.

Section 6  No Cost or Schedule Change.

The modifications to the rights and obligations of CE Luzon and PNOC-EDC under the ECA set forth in this Fourth Amendment shall be without any change in the CCR, OCR or SFR set forth in Section
8.4.1 of the ECA or in the BER set forth in Section 8.4.2 of the ECA, and there shall be no adjustment to the "Milestone Dates" set forth in Section 4.1.1 of the ECA as a direct result of such modifications.


Section 7  ECA to Remain in Effect.

Any references in the ECA that are inconsistent with the modifications to the interface data contained in Section 2, or with the deletion of the H2S abatement plant, are hereby amended to be consistent with these modifications.

Except as expressly amended hereby, all of the terms and provisions of the ECA remain in full force and effect, including without limitation the performance undertaking.

Section 8  References to ECA.

Any and all notices, requests, certificates and other instruments executed and delivered concurrently with or after the execution of this Fourth Amendment may refer to the ECA without making specific reference to this Fourth Amendment, but nevertheless all such references shall be deemed to include this Fourth Amendment unless the context shall otherwise require.

Section 9  Conditions Precedent to Effectivity

It is understood and agreed that this Fourth Amendment shall become effective upon compliance by the Operator and PNOC-EDC with the following conditions:

(a) Submission on or before the 15th day after the date hereof by CE Luzon to PNOC-EDC of revised gross output turbine correction curves for non-condensable gas provided for in the ECA based on the Power Plant as modified pursuant to this Fourth Amendment, it being agreed that the limit of normal operation of the Power Plant shall be at a non-condensable gas concentration of 2.9% of total steam flow and it being further agreed that the output shall not be guaranteed for operation at non-condensable gas concentrations greater than 2.9%.

(b) Submission on or before the 15th day after the date hereof by CE Luzon to PNOC-EDC for review in accordance with the terms of the Original Agreement of heat balance diagrams for 100% load under conditions of 2.0% and 2.9% non-condensable gas concentration.

(c) Submission on or before the 15th day after the date hereof by CE Luzon to PNOC-EDC for review and approval of a revised Section
E2.1 of Annex E of the ECA, as required by Section 3 of this Fourth
Amendment.

(d) Submission on or before the 15th day after the date hereof by CE Luzon to PNOC-EDC for review and approval of a revised figure for flow in Section I3.2 Condensate Return of Annex I of the ECA, as amended.

(e) Approval of this Fourth Amendment by the financing entities providing construction and term financing for the Power Plant, in accordance with the terms of the financial documents.

PNOC-EDC's approval, in the case of paragraphs (c) and (d) above, of the submitted material shall not be unreasonably withheld and shall be deemed to have been given on the 15th day after submittal if no comments shall have been received by CE Luzon on or prior to such date. CE Luzon shall promptly respond to reasonable requests for clarification. Both parties shall cooperate in good faith and respond to reasonable requests to reach agreement on any issues that may arise related to satisfying any of the conditions to effectivity of this Fourth Amendment. If the parties are unable to reach agreement on any matter requiring PNOC-EDC's approval, or if the above conditions precedent have not been satisfied on or before the 30th day after the date hereof, then this shall be deemed a failure to reach agreement and the parties are free to pursue their remedies under the terms of the ECA.

IN WITNESS WHEREOF, CE Luzon and PNOC-EDC have executed this Fourth Amendment as of the date set forth above.


CE LUZON GEOTHERMAL POWER COMPANY, INC.


By:  /s/  Donald M. O'Shei
Its: President


PNOC-ENERGY DEVELOPMENT CORPORATION

By:  /s/  Nazario C. Vasquez
Its: President